Exhibit 99.1

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets As of December 31, 2011 and 2010
Consolidated Statements of Operations For the Years Ended December 31, 2011, 2010 and 2009
Consolidated Statements of Comprehensive Income For the Years Ended December 31, 2011, 2010 and 2009
Consolidated Statements of Stockholders’ Equity For the Years Ended December 31, 2011, 2010 and 2009
Consolidated Statements of Cash Flows For the Years Ended December 31, 2011, 2010 and 2009
Notes to Consolidated Financial Statements
Schedules:
I—Summary of Investments—Other than Investments in Related Parties As of December 31, 2011
II—Condensed Financial Information of Registrant As of December 31, 2011 and 2010 and For the Years Ended December 31, 2011, 2010 and 2009
III—Supplementary Insurance Information As of December 31, 2011, 2010 and 2009 and For the Years Then Ended
IV—Reinsurance For the Years Ended December 31, 2011, 2010 and 2009
VI—Supplementary Information Concerning Property/Casualty Insurance Operations As of December 31, 2011, 2010 and 2009 and For the Years Then Ended

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Transatlantic Holdings, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Transatlantic Holdings, Inc. and its subsidiaries (the “Company”) at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

February 27, 2012

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2011 and 2010

	2011	2010
	(in thousands, except share data)
ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost (fair value: 2010—$1,240,678)	$—	$1,189,801
Available for sale, at fair value (amortized cost: 2011—$12,044,636; 2010—$10,727,717)	12,503,529	10,822,336
Equities, available for sale, at fair value (cost: 2011—$562,913; 2010—$476,516)	586,324	564,530
Other invested assets	266,185	275,977
Short-term investments, at cost (approximates fair value)	63,661	120,095

Total investments	13,419,699	12,972,739
Cash and cash equivalents	367,806	284,491
Accrued investment income receivable	146,494	150,695
Premium balances receivable, net	650,451	605,094
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	531,302	819,734
Deferred policy acquisition costs	250,710	238,296
Prepaid reinsurance premiums	10,188	75,291
Deferred tax assets, net	450,559	463,808
Other assets	107,464	95,206

Total assets	$15,934,673	$15,705,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$9,529,003	$9,020,610
Unearned premiums	1,177,325	1,212,535
Senior notes	1,005,960	1,030,511
Other liabilities	139,432	157,239

Total liabilities	11,851,720	11,420,895

Commitments and contingent liabilities (see Note 18)
Preferred stock, $1.00 par value; shares authorized: 10,000,000; none issued	—	—
Common stock, $1.00 par value; shares authorized: 200,000,000; shares issued: 2011—67,854,755; 2010—67,611,341	67,855	67,611
Additional paid-in capital	340,151	318,064
Accumulated other comprehensive income	330,946	154,615
Retained earnings	3,850,218	3,988,891
Treasury stock, at cost: 2011—10,466,671; 2010—5,362,800 shares of common stock	(506,217)	(244,722)

Total stockholders’ equity	4,082,953	4,284,459

Total liabilities and stockholders’ equity	$15,934,673	$15,705,354

The accompanying notes are an integral part of the consolidated financial statements.

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(in thousands, except per share data)
Revenues:
Net premiums written	$3,859,567	$3,881,693	$3,986,101
(Increase) decrease in net unearned premiums	(40,105)	(23,073)	52,981

Net premiums earned	3,819,462	3,858,620	4,039,082

Net investment income	457,558	473,547	467,402

Realized net capital gains (losses):
Total other-than-temporary impairments	(4,163)	(14,685)	(96,527)
Less: Total other-than-temporary impairments recognized in other comprehensive income	—	6,713	13,445

Other-than-temporary impairments charged to earnings	(4,163)	(7,972)	(83,082)
Other realized net capital gains	92,763	38,073	12,441

Total realized net capital gains (losses)	88,600	30,101	(70,641)

(Loss) gain on early extinguishment of debt	(1,179)	(115)	9,869

Total revenues	4,364,441	4,362,153	4,445,712

Expenses:
Net losses and loss adjustment expenses	3,256,401	2,681,774	2,679,171
Net commissions	932,108	932,820	927,918
(Increase) decrease in deferred policy acquisition costs	(11,506)	(2,898)	12,406
Other underwriting expenses	172,332	177,624	158,181
Interest on senior notes	66,769	68,272	43,454
Other expenses, net	163,004	31,773	28,549

Total expenses	4,579,108	3,889,365	3,849,679

(Loss) income before income taxes	(214,667)	472,788	596,033

Income taxes (benefits):
Current	(35,265)	125,630	96,771
Deferred	(80,183)	(55,043)	21,600

Total income taxes (benefits)	(115,448)	70,587	118,371

Net (loss) income	$(99,219)	$402,201	$477,662

Net (loss) income per common share:
Basic	$(1.62)	$6.28	$7.20
Diluted	(1.62)	6.19	7.15
Weighted average common shares outstanding:
Basic	61,424	64,092	66,381
Diluted	61,424	64,930	66,802

The accompanying notes are an integral part of the consolidated financial statements.

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(in thousands)
Net (loss) income	$(99,219)	$402,201	$477,662

Other comprehensive income:
Net unrealized appreciation (depreciation) of investments, net of tax:
Net unrealized holding losses of fixed maturities on which other-than-temporary impairments were taken	—	(6,713)	(13,445)
Net unrealized holding gains on all other securities	384,850	4,967	635,091
Reclassification adjustment for (gains) losses included in net income	(86,245)	(53,791)	64,989
Deferred income tax (charge) benefit	(104,513)	19,438	(240,322)

	194,092	(36,099)	446,313

Change in retirement plan liability, net of tax:
Change in retirement plan liability	(1,859)	696	—
Deferred income tax benefit (charge)	651	(244)	—

	(1,208)	452	—

Net unrealized currency translation (loss) gain, net of tax:
Net unrealized currency translation (loss) gain	(25,466)	185,479	(72,852)
Deferred income tax benefit (charge)	8,913	(64,918)	25,499

	(16,553)	120,561	(47,353)

Other comprehensive income	176,331	84,914	398,960

Comprehensive income	$77,112	$487,115	$876,622

The accompanying notes are an integral part of the consolidated financial statements.

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(in thousands, except per share data)
Common Stock:
Balance, beginning of year	$67,611	$67,431	$67,353
Issued under stock compensation plans	244	180	78

Balance, end of year	67,855	67,611	67,431

Additional paid-in capital:
Balance, beginning of year	318,064	283,036	268,027
Excess of (costs) proceeds over par value of common stock issued under stock compensation plans	(6,264)	883	1,514
Contributed capital	28,351	34,145	13,495

Balance, end of year	340,151	318,064	283,036

Accumulated other comprehensive income:
Balance, beginning of year	154,615	69,701	(257,690)
Net change for year	271,280	130,638	613,783
Deferred income tax effect on above net change	(94,949)	(45,724)	(214,823)
Cumulative effect of accounting change, net of tax	—	—	(71,569)

Balance, end of year	330,946	154,615	69,701

Retained earnings:
Balance, beginning of year	3,988,891	3,639,200	3,142,449
Net (loss) income	(99,219)	402,201	477,662
Cash dividends declared (per common share: 2011—$0.65; 2010 —$0.83; 2009—$0.79)	(39,454)	(52,510)	(52,480)
Cumulative effect of accounting change, net of tax	—	—	71,569

Balance, end of year	3,850,218	3,988,891	3,639,200

Treasury Stock:
Balance, beginning of year	(244,722)	(24,988)	(21,919)
Acquisition of treasury stock	(261,495)	(219,734)	(3,069)

Balance, end of year	(506,217)	(244,722)	(24,988)

Total stockholders’ equity	$4,082,953	$4,284,459	$4,034,380

The accompanying notes are an integral part of the consolidated financial statements.

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(99,219)	$402,201	$477,662

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Changes in unpaid losses and loss adjustment expenses, unearned premiums and prepaid reinsurance premiums	538,286	421,474	476,003
Changes in premium and reinsurance balances receivable and payable, net	234,168	(70,568)	111,329
Change in deferred policy acquisition costs	(12,414)	(830)	2,144
Change in accrued investment income	4,201	(20,606)	(27,390)
Realized net capital (gains) losses from investments	(87,421)	(32,656)	62,156
Changes in current and deferred income taxes	(132,177)	83,136	48,377
Change in unrealized net foreign exchange losses (gains)	4,252	152,818	(187,288)
Changes in other assets and liabilities, net	31,404	31,596	(49,375)
Other, net	115,391	94,438	37,867

Total adjustments	695,690	658,802	473,823

Net cash provided by operating activities	596,471	1,061,003	951,485

Cash flows from investing activities:
Proceeds of fixed maturities available for sale sold	1,436,309	1,186,098	1,229,268
Proceeds of fixed maturities available for sale redeemed or matured	966,350	947,819	600,939
Proceeds of fixed maturities held to maturity redeemed	—	20,000	—
Proceeds of equities available for sale sold	356,890	200,953	944,695
Purchase of fixed maturities available for sale	(2,602,692)	(3,573,780)	(2,514,442)
Purchase of equities available for sale	(385,564)	(199,815)	(849,162)
Net sale of other invested assets	950	7,082	14,902
Net sale (purchase) of short-term investments	54,592	725,957	(791,086)
Change in other liabilities for securities in course of settlement	4,975	(6,510)	40,479
Other, net	—	—	(16,456)

Net cash used in investing activities	(168,190)	(692,196)	(1,340,863)

Cash flows from financing activities:
Dividends to stockholders	(52,652)	(52,611)	(51,780)
Common stock issued	(5,749)	(43)	1,579
Acquisition of treasury stock	(261,495)	(219,734)	(3,069)
Repurchase of senior notes	(26,110)	(3,105)	(19,612)
Net proceeds from issuance of senior notes	—	—	336,929
Other, net	1,902	3,279	1,254

Net cash (used in) provided by financing activities	(344,104)	(272,214)	265,301

Effect of exchange rate changes on cash and cash equivalents	(862)	(7,825)	30,880

Change in cash and cash equivalents	83,315	88,768	(93,197)
Cash and cash equivalents, beginning of year	284,491	195,723	288,920

Cash and cash equivalents, end of year	$367,806	$284,491	$195,723

Supplemental cash flow information:
Income taxes (paid) recovered, net	$(21,679)	$15,529	$(108,713)
Interest (paid) on senior notes	(66,572)	(68,439)	(40,394)

The accompanying notes are an integral part of the consolidated financial statements.

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of Operations

Transatlantic Holdings, Inc. (the “Company”, and collectively with its subsidiaries, “TRH”) is a holding company, incorporated in the state of Delaware, which owns all of the common stock of Transatlantic Reinsurance Company® (“TRC”). TRC owns all of the common stock of Trans Re Zurich Reinsurance Company Ltd. (“TRZ”) and Fair American Insurance and Reinsurance Company (formerly Putnam Reinsurance Company) (“Fair American”).

TRH, through its primary operating subsidiaries TRC, TRZ and Fair American, offers reinsurance capacity for a full range of property and casualty products to insurers and reinsurers on a treaty and facultative basis, with an emphasis on specialty classes. Including domestic as well as international risks, TRH’s principal lines of business are other liability (including directors’ and officers’ liability (“D&O”), errors and omissions liability (“E&O”) and general casualty), medical malpractice, ocean marine and aviation, auto liability (including non-standard risks), accident and health and surety and credit in the casualty lines, and fire, allied lines, auto physical damage and homeowners multiple peril lines in the property lines (which include property catastrophe risks). Casualty lines represented 70.4%, 70.7% and 71.3% of net premiums written in 2011, 2010 and 2009, respectively. The balance represented property lines.

Immediately prior to June 10, 2009, American International Group, Inc. (“AIG”, and collectively with its subsidiaries, the “AIG Group”) beneficially owned approximately 59% of the Company’s outstanding shares. On June 10, 2009, AIG and American Home Assurance Company (“AHAC”), a wholly-owned subsidiary of AIG, consummated a secondary public offering (the “June 2009 Offering”) of 29.9 million issued and outstanding shares of the common stock of the Company owned by AIG and AHAC. On March 15, 2010, AHAC consummated another secondary public offering (the “March 2010 Offering”, and collectively with the June 2009 Offering, the “Secondary Offerings”) of 8.5 million issued and outstanding shares of the Company’s common stock owned by AHAC. The Company repurchased 2.0 million shares of its common stock from AHAC in the March 2010 Offering pursuant to a stock offering agreement for an aggregate purchase price of approximately $105 million. TRH did not receive any proceeds from the Secondary Offerings. Immediately following the March 2010 Offering, the AIG Group, including AHAC, beneficially owned 0.7 million shares of the Company’s common stock (excluding shares held by certain mutual funds that are advised or managed by subsidiaries of AIG), representing approximately 1.1% of the Company’s then outstanding shares. As a result of its reduced ownership percentage, the AIG Group was no longer considered a related party after March 15, 2010.

On November 20, 2011, the Company entered into an Agreement and Plan of Merger (the “Alleghany Merger Agreement”) with Alleghany Corporation (“Alleghany”) and Shoreline Merger Sub, Inc. (formerly, Shoreline Merger Sub, LLC), a wholly-owned subsidiary of Alleghany (“Shoreline”). The Alleghany Merger Agreement provides for the merger of the Company with and into Shoreline (the “Alleghany Merger”), with Shoreline continuing as the surviving company and a wholly-owned subsidiary of Alleghany. On February 6, 2012, the stockholders of the Company and the stockholders of Alleghany each approved the proposed transaction. The Alleghany Merger is expected to close in the first quarter of 2012, subject to regulatory approvals and customary closing conditions. (See Note 3.)

2. Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All material intercompany accounts and transactions have been eliminated.

The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. The Company consolidates subsidiaries in which it holds a controlling financial interest. Entities where the Company holds between 20% to 50% of the voting rights and alternative investments in which TRH holds a 5% or greater interest or where it has more than a minor influence over the operations of the investee are accounted for under the equity method.

Subsequent events through the time of filing of this Form 10-K were evaluated for potential recognition or disclosure in the financial statements.

Certain reclassifications and format changes have been made to prior years’ amounts to conform to the 2011 presentation.

Correction of Amortized Cost or Cost of Certain Fixed Maturities and Equities Denominated in Functional Currencies

The below error and related corrections had no impact on the current period and did not have a material effect on any prior period and thus, prior period financial statements have not been restated.

In the first quarter of 2010, it was determined that as of December 31, 2009 the amortized cost of fixed maturities and cost of equities available for sale that were denominated in functional currencies were incorrectly translated into the reporting currency (i.e., U.S. dollars) using historical, rather than period-end, foreign currency exchange rates. This practice, which began in the third quarter of 2009, resulted in an understatement of amortized cost or cost of such investments of $98.1 million ($80.1 million relating to fixed maturities and $18.0 million relating to equities) as of December 31, 2009. Thus, net unrealized appreciation of investments, net of tax, (a component of accumulated other comprehensive income (“AOCI”) on the Balance Sheet) was overstated by $63.7 million as of December 31, 2009 with an equal and offsetting overstatement of net unrealized currency translation loss, net of tax (also a component of AOCI). The related components of other comprehensive income (loss) (“OCI”) were similarly affected, with no net effect on OCI. The error discussed above had no net effect on AOCI, stockholders’ equity, net income, comprehensive income or cash flows for 2009.

For all periods subsequent to December 31, 2009, the amortized cost of fixed maturities and cost of equities available for sale that are denominated in functional currencies were properly translated into the reporting currency using period-end foreign currency exchange rates.

However, as the correction of the treatment discussed earlier occurred in 2010, both net unrealized depreciation of investments, net of tax, and net unrealized currency translation gain, net of tax, in the 2010 Statement of Comprehensive Income include $63.7 million related to this correction, with no net effect on OCI. In addition, this correction had no net impact on AOCI and stockholders’ equity as of December 31, 2010 nor did it have any net impact on net income, comprehensive income or cash flows for 2010.

(b) Use of Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts and related disclosures. TRH relies on historical experience and on various other assumptions that it believes to be reasonable, under the circumstances, to make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

TRH believes its most critical accounting estimates are those with respect to loss reserves, fair value measurements of certain financial assets, other-than-temporary impairments (“OTTI”) of investments and premium revenues, as they require management’s most significant exercise of judgment on both a quantitative and qualitative basis in the preparation of TRH’s consolidated financial statements and footnotes. The accounting estimates that result require the use of assumptions about certain matters that are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, TRH’s results of operations and financial condition would be affected, possibly materially.

(c) Investments

Fixed maturities are classified as held to maturity and carried at amortized cost if TRH has the positive intent and ability to hold each of these securities to maturity. When TRH does not have the positive intent to hold fixed maturities to maturity, such fixed maturities are classified as available for sale and carried at fair value. Premiums and discounts arising from the purchase of fixed maturities are treated as yield adjustments over their estimated lives, until maturity or call date, if applicable. Equities are carried at fair value. See Note 4 for TRH’s methodology for determining the fair value of its investments.

Other invested assets primarily include alternative investments in which TRH holds a 5% or greater interest or where TRH has more than a minor influence over operations of the investee and TRH’s 40% interest in Kuwait Reinsurance Company (K.S.C.). Such investments are accounted for on the equity method. In applying the equity method of accounting, TRH consistently uses the most recently available financial information for each of these investments for the period ended one to three months prior to the end of TRH’s reporting period. The financial statements of these investees are generally audited on an annual basis. The carrying value of such investments represents TRH’s share of the net asset value of these entities. The changes in such net asset values for investments carried on the equity method, other than the portion related to TRH’s share of the investees’ changes in AOCI, are recorded in net investment income. The fair value option was elected for one other invested asset. This investment is carried at fair value and unrealized gains and losses on this investment are reported in earnings through net investment income.

Short-term investments are carried at cost or amortized cost, which approximates fair value, and principally include money market instruments, treasury bills and commercial paper.

Unrealized gains and losses from fixed maturities available for sale, equities available for sale and most other invested assets, are reported as a separate component of AOCI, net of deferred income taxes, in stockholders’ equity. Investments in fixed maturities and equities are recorded on a trade date basis.

Each quarter, TRH evaluates its investments for OTTI. See Note 5(g) for the criteria TRH uses to evaluate if an investment is a candidate for OTTI.

In periods subsequent to the recognition of OTTI on fixed maturity securities, which are not credit related, TRH generally accretes the discount or amortizes the reduced premium resulting from the reduction in cost basis into income over the remaining life of the security.

(d) Cash and Cash Equivalents

Cash and cash equivalents, which are principally interest-bearing, generally include cash deposited in demand deposits at banks and highly liquid investments with original maturities of 90 days or less.

(e) Deferred Acquisition Costs

Acquisition costs, consisting primarily of net commissions incurred on business conducted through reinsurance contracts or certificates, are deferred, and then amortized over the period in which the related premiums are earned, generally one year. Anticipated losses and loss adjustment expenses (“LAE”) and estimated remaining costs of servicing the contracts are considered in the evaluation of recoverability of acquisition costs to be deferred. Anticipated investment income is not considered in such evaluation.

(f) Deferred Income Taxes

Deferred tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. TRH assesses its ability to realize deferred tax assets considering all available evidence including earnings history, the timing, character and amount of future earnings potential, the reversal of taxable temporary differences and the tax planning strategies available to legal entities when recognizing deferred tax assets. See Note 6 for further discussion of income taxes.

(g) Unearned Premiums and Premium Revenues

For pro rata treaty contracts, premiums written and earned are based on reports received from ceding companies. For excess-of-loss treaty contracts, premiums are generally recorded as written based on contract terms. Premiums are earned ratably over the term of the related coverages. Unearned premiums and prepaid reinsurance premiums represent the portion of gross premiums written and ceded premiums written, respectively, relating to the unexpired terms of such coverages. Premiums written and earned, along with related costs, for which data has not been reported by the ceding companies, are estimated based on historical patterns and other relevant information. These estimates can be subject to change when actual data for such estimated items becomes available. In the Consolidated Statements of Operations, premiums written and earned and the change in unearned premiums are presented net of reinsurance ceded.

(h) Net Investment Income

Net investment income consists primarily of:

•	Interest income from fixed maturities, as well as amortization and accretion of premiums and discounts on fixed maturities

•	Dividend income and distributions from common and preferred stock and other investments when receivable

•	Earnings from investments accounted for under the equity method

•	Less expenses related to investments

(i) Realized Net Capital Gains and Losses

Realized capital gains and losses principally emanate from the following sources:

•	Sales and redemptions of fixed maturities, equities and alternative investments

•	Reductions to the cost basis of fixed maturities, equity securities and other invested assets (except for where the fair value option has been elected) for OTTI which are recognized through earnings

•	Exchange gains and losses resulting from foreign currency transactions

(j) Losses and Loss Adjustment Expenses (“LAE”)

Unpaid losses and LAE (“gross loss reserves”) are principally based on reports and individual case estimates received from ceding companies. The incurred but not reported (“IBNR”) portion of gross loss reserves is based on past experience and other factors. The methods used to determine such estimates and to establish the resulting reserves are continually reviewed and updated. Any adjustments are reflected in income currently. Net losses and LAE incurred consists of the estimated ultimate cost of settling claims incurred within the reporting period (net of related reinsurance recoverable), including IBNR claims, plus changes in estimates of prior period losses.

The estimation of loss reserves is inherently difficult and subjective, especially in view of changing legal and economic environments which impact the development of loss reserves, and therefore quantitative techniques frequently have to be supplemented by subjective considerations and managerial judgment. In addition, trends that have affected development of liabilities in the past may not necessarily occur or affect liability development to the same degree in the future.

While the reserving process is difficult for ceding companies, the inherent uncertainties of estimating loss reserves are even greater for reinsurers, due primarily to the longer-term nature of much reinsurance business, the diversity of development patterns among different types of reinsurance treaties or facultative contracts, the necessary reliance on the ceding companies for information regarding reported claims and differing reserving practices among ceding companies, which can be subject to change without notice. TRH writes a significant amount of non-proportional assumed casualty reinsurance as well as proportional assumed reinsurance of excess liability business for classes such as medical malpractice, D&O, E&O and general casualty. Claims from such classes can exhibit greater volatility over time than most other classes due to their low frequency, high severity nature and loss cost trends that are more difficult to predict.

Losses and loss adjustment expenses net of related reinsurance recoverable (“net loss reserves”) include amounts for risks relating to environmental impairment and asbestos-related illnesses. The reserves carried at December 31, 2011 and 2010 for such claims, including the IBNR portion, are based upon known facts and current law at the respective balance sheet dates. However, significant uncertainty exists in determining the amount of ultimate liability for environment impairment and asbestos-related losses, particularly for those occurring in 1985 and prior. This uncertainty is due to inconsistent court resolutions and judicial interpretations with respect to underlying policy intent and coverage and uncertainties as to the allocation of responsibility for resultant damages, among other things. Further, there is always the possibility of changes in statutes, laws, regulations and other factors that could have a material effect on these liabilities and, accordingly, future earnings.

(k) Currency Translation

Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at period-end exchange rates. Income and expense accounts are translated at average exchange rates for the year. The resulting unrealized currency translation gain (loss) for functional currencies is recorded, net of tax, in AOCI, a component of stockholders’ equity.

Transaction gains and losses on assets and liabilities denominated in foreign currencies are recorded as a component of realized net capital gains (losses) during the period in which they occur.

(l) Recently Adopted Accounting Standards

(1)	Adoption of new accounting guidance on OTTI

In April 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance on OTTI. This guidance amended prior OTTI guidance for fixed maturities to make it more operational and to improve presentation and disclosure of OTTI on fixed maturity and equity securities in the financial statements. This guidance also requires recognition of OTTI on a fixed maturity in an unrealized loss position if (a) an entity intends to sell the security; (b) it is more likely than not the entity will be required to sell the security prior to an anticipated recovery in fair value in order to meet a liquidity, regulatory or other business need; or (c) an entity determines it will not recover the entire amortized cost basis of the security. If an impaired fixed maturity security is designated for sale, or if it is more likely than not it will have to be sold, the total amount of the unrealized loss position is recognized in earnings as a realized capital loss.

For all other impaired fixed maturities, this guidance requires entities to develop a best estimate of the present value of expected cash flows on a security by security basis. Entities must recognize OTTI equal to the difference between the present value of expected cash flows and the amortized cost basis of the security if the results of the cash flow analysis indicate the entity will not recover the full amount of its amortized cost basis in the investment. This amount is the credit component of the OTTI and is recorded in earnings as a realized capital loss. The difference between the total unrealized loss position on the security and the OTTI amount recognized in earnings is non-credit related and is recorded in OCI as “net unrealized holding losses of fixed maturities on which other-than-temporary impairments were taken”.

TRH adopted this guidance effective April 1, 2009. Upon adoption, this guidance required entities to assess the credit versus non-credit components of previously recognized OTTI on fixed maturities still held, and for which the entity did not intend to sell or more likely than not would not be required to sell prior to an anticipated recovery in fair value. The cumulative amount of non-credit related OTTI amounts on these securities, net of income tax effect, was recorded as an increase to retained earnings and an equal and offsetting reduction to AOCI as of April 1, 2009, with no net change to total stockholders’ equity. TRH recorded a cumulative effect adjustment (“CEA”) of $110.1 million, or $71.6 million, net of tax, related to its adoption of this guidance. The adoption of this guidance did not have a material effect on TRH’s consolidated financial condition, results of operations, comprehensive income or cash flows.

(2)	Adoption of new accounting guidance on disclosures about fair value measurements (Accounting Standards Update (“ASU”) 2010-06)

In January 2010, the FASB issued new accounting guidance on disclosures about fair value measurements. This guidance requires the amounts and reasons for significant transfers in and out of Levels 1 and 2 to be discussed. In addition, a greater level of disaggregation of asset and liability classes is required in fair value measurement disclosures. For fair value measurements that fall in either Level 2 or Level 3, a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. TRH adopted this portion of the guidance in the first quarter of 2010. The adoption of this guidance had no effect on TRH’s consolidated financial condition, results of operations or cash flows.

In addition, for activity within Level 3, this guidance requires that purchases, sales, issuances and settlements be presented separately rather than as one net amount. TRH adopted this portion of the guidance prospectively in the first quarter of 2011. The adoption of this guidance had no effect on TRH’s consolidated financial condition, results of operations or cash flows.

(3)	Future Application of Accounting Standards

(a) In October 2010, the FASB issued new accounting guidance on accounting for costs associated with acquiring or renewing insurance contracts (ASU 2010-26). This guidance specifies that incremental direct costs of contract acquisition and certain costs directly related to certain acquisition activities performed by the insurer for the contract should be capitalized. All other acquisition-related costs should be charged to expense as incurred.

For TRH, this guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011 and shall be applied prospectively. TRH does not currently expect the implementation of this guidance to be material to TRH’s consolidated financial condition, results of operations or cash flows.

(b) In May 2011, the FASB issued new accounting guidance to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”) (ASU 2011-4). These amendments provide guidance on how to measure fair value and improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS.

For TRH, this guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011 and shall be applied prospectively. TRH does not currently expect the implementation of this guidance to be material to TRH’s consolidated financial condition, results of operations or cash flows.

(c) In June 2011 and December 2011, the FASB issued new accounting guidance on the presentation of comprehensive income (ASU 2011-05 and ASU 2011-12). This guidance specifies that a reporting entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements.

For TRH, this guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011 and shall be applied retrospectively. TRH does not currently expect the implementation of this guidance to be material to TRH’s consolidated financial condition, results of operations or cash flows.

(d) In September 2011, the FASB issued new accounting guidance on the testing of goodwill for impairment (ASU 2011-08). This guidance provides an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit.

For TRH, this guidance is effective for annual and interim periods for fiscal years beginning after December 15, 2011. TRH does not currently expect the implementation of this guidance to be material to TRH’s consolidated financial condition, results of operations or cash flows.

3. Merger Agreement with Alleghany and Terminated Merger Agreement with Allied World Assurance Company Holdings, AG (“Allied World”)

In 2011, TRH was involved in merger-related activities. Results for 2011 include approximately $138.4 million of merger-related costs as part of “other expenses, net.” Of such costs, $115.0 million represent amounts paid to Allied World as discussed below. In addition, approximately $23.5 million of additional merger-related expenses are contingent on the successful closing of the Alleghany Merger and are not included in the results for 2011. (See Note 18 for legal proceedings related to merger-related activities.)

(a) Merger Agreement with Alleghany

On November 20, 2011, the Company entered into the Alleghany Merger Agreement with Alleghany and Shoreline. The Alleghany Merger Agreement provides for the merger of the Company with and into Shoreline, with Shoreline continuing as the surviving company and a wholly-owned subsidiary of Alleghany. Upon completion of the Alleghany Merger, Shoreline’s name will change to “Transatlantic Holdings, Inc.” Pursuant to the terms and conditions of the Alleghany Merger Agreement, upon completion of the Alleghany Merger, stockholders of the Company will be entitled to receive, in exchange for each share of common stock they hold at the effective time of the Alleghany Merger, either stock or cash consideration with a value equal to the sum of (a) 0.145 multiplied by the average of the closing sales prices on the New York Stock Exchange for Alleghany common stock during the five trading days ending the day before the completion of the Alleghany Merger and (b) $14.22.

On February 6, 2012, the stockholders of the Company and the stockholders of Alleghany each approved the Alleghany Merger. The Alleghany Merger is expected to close in the first quarter of 2012, subject to regulatory approvals and customary closing conditions.

(b) Terminated Merger Agreement with Allied World

On June 12, 2011, Allied World and the Company agreed to a “merger of equals” business combination of the two companies pursuant to the terms of an Agreement and Plan of Merger, dated as of June 12, 2011 (the “Allied World Merger Agreement”), between Allied World, the Company and GO Sub, LLC, a wholly-owned subsidiary of Allied World (“GO Sub”). Pursuant to the terms of the Allied World Merger Agreement, GO Sub would have merged with and into the Company (the “Allied World Merger”), with the Company surviving as a wholly-owned subsidiary of Allied World. Pursuant to the terms and conditions of the Allied World Merger Agreement, stockholders of the Company would have been entitled to receive 0.88 common shares of Allied World for each share of the Company’s common stock (and cash in lieu of any fractional shares).

On September 15, 2011, the Company, Allied World and GO Sub entered into a termination agreement (the “Termination Agreement”) pursuant to which the parties mutually terminated the Allied World Merger Agreement. Pursuant to the Termination Agreement, the Company paid Allied World termination fees and expenses totaling $115.0 million in 2011.

4. Fair Value Measurements

(a) Fair Value Measurements on a Recurring Basis

TRH measures at fair value on a recurring basis financial instruments included principally in its available for sale securities portfolios and short-term investments. The fair value of a financial instrument is the amount that would be received to sell an asset or settle a liability in an orderly transaction between willing, able and knowledgeable market participants at the measurement date.

The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An active market is one in which transactions for the asset being valued occurs with sufficient frequency and volume to provide pricing information on an ongoing basis. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or in which little information is released publicly for the asset being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction and general market conditions.

TRH management is responsible for the determination of the fair value of the financial assets and the supporting methodologies and assumptions. With respect to securities, TRH employs independent third party valuation service providers to gather, analyze and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments. When TRH’s valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting from brokers who are knowledgeable about these securities to provide a quote, which is generally non-binding, or by employing widely accepted internal valuation models.

Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of widely accepted internal valuation models, provide a single fair value measurement for individual securities for which a fair value has been requested under the terms of service agreements. The inputs used by the valuation service providers include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, currency rates, and other market observable information, as applicable. The valuation models take into account, among other things, market observable information as of the measurement date as well as the specific attributes of the security being valued including its term, interest rate, credit rating, industry sector, and when applicable, collateral quality and other issue or issuer specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased.

TRH employs specific control processes to determine the reasonableness of the fair values of TRH’s financial assets. TRH’s processes are designed to ensure that the values received or internally estimated are accurately recorded and that the data inputs and the valuation techniques utilized are appropriate, consistently applied, and that the assumptions are reasonable and consistent with the objective of determining fair value. TRH assesses the reasonableness of individual security values received from valuation service providers through various analytical techniques. In addition, TRH may validate the reasonableness of fair values by comparing information obtained from TRH’s valuation service providers to other third party valuation sources for selected securities. TRH also validates prices obtained from brokers for selected securities through reviews by those who have relevant expertise and who are independent of those charged with executing investing transactions.

A further discussion of the most significant categories of investments carried at fair value on a recurring basis follows:

(1)	Fixed Maturity and Equity Securities Available for Sale

TRH maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Whenever available, TRH obtains quoted prices in active markets for identical assets at the balance sheet date to measure at fair value fixed maturity and marketable equity securities in its available for sale portfolios. Market price data generally are obtained from exchange or dealer markets.

TRH estimates the fair value of fixed maturity securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations and matrix pricing methodologies, discounted cash flow analyses or internal valuation models. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, prepayment rates and other relevant factors. For fixed maturity securities that are not traded in active markets or that are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments generally are based on available market evidence. In the absence of such evidence, management’s best estimate is used.

Fair values for fixed maturity securities based on observable market prices for identical or similar instruments implicitly include the incorporation of counterparty credit risk. Fair values for fixed maturity securities based on internal models would incorporate counterparty credit risk by using discount rates that take into consideration cash issuance spreads for similar instruments or other observable information.

(2)	Short-Term Investments

Short-term investments are carried at cost or amortized cost, which approximates fair value, and principally include money market instruments, treasury bills and commercial paper. These instruments are typically not traded in active markets; however, their fair values are based on market observable inputs.

(b) Fair Value Measurements on a Non-Recurring Basis

TRH also measures the fair value of certain assets on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. These assets primarily included held-to-maturity fixed maturities, which were carried on the balance sheet at amortized cost, and equity method investments. When TRH determines that the carrying value of these assets may not be recoverable, TRH records the assets at fair value with the loss recognized in income as a realized capital loss. In such cases, TRH measures the fair value of these assets using the techniques discussed above for fixed maturity and equity securities.

(c) Fair Value Hierarchy

Assets recorded at fair value in the consolidated balance sheet are measured and classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs available in the marketplace used to measure fair values as discussed below:

•

Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets that TRH has the ability to access for identical assets. Market price data generally is obtained from exchange or dealer markets. Assets measured at fair value on a recurring basis and classified as Level 1 consists of actively traded listed common stocks and mutual funds (which are included on the balance sheet in equities available for sale).

•

Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset, either directly or indirectly. Level 2 inputs include quoted prices for similar assets in active markets and inputs other than quoted prices that are observable for the asset, such as interest rates and yield curves that are observable at commonly quoted intervals. Assets measured at fair value on a recurring basis and classified as Level 2 generally include most government and government agency securities; state, municipal and political subdivision obligations (collectively, “municipal bonds”); corporate bonds; residential mortgage-backed securities (“RMBS”); commercial mortgage-backed securities (“CMBS”); other asset-backed securities; and short-term investments.

•

Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. These measurements may be made under circumstances in which there is little, if any, market activity for the asset. TRH’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment. In making the assessment, TRH considers factors specific to the asset. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Assets measured at fair value on a recurring basis and classified as Level 3 principally include certain RMBS, CMBS, other-asset backed securities and other invested assets.

4. Fair Value Measurements

(d) Assets Measured at Fair Value on a Recurring Basis

The following table presents information about assets measured at fair value on a recurring basis at December 31, 2011 and 2010 and indicates the level of the fair value measurement based on the levels of the inputs used:

	Level 1	Level 2	Level 3	Total
	(in millions)
As of December 31, 2011
Assets(1):
Fixed maturities available for sale:
U.S. Government	$—	$28.4	$—	$28.4
U.S. Government agencies	—	1,136.0	—	1,136.0
Municipal bonds	—	5,784.5	—	5,784.5
Foreign governments	—	865.6	0.8	866.4
U.S. corporate	—	2,307.5	6.2	2,313.7
Foreign corporate	—	1,876.4	—	1,876.4
Asset-backed:
RMBS	—	144.0	53.9	197.9
CMBS	—	192.5	43.1	235.6
Other asset-backed	—	58.4	6.2	64.6

Total fixed maturities available for sale	—	12,393.3	110.2	12,503.5
Equities available for sale	579.3	—	7.0	586.3
Other invested assets(2)	—	—	67.9	67.9
Short-term investments(3)	—	63.7	—	63.7

Total	$579.3	$12,457.0	$185.1	$13,221.4

As of December 31, 2010
Assets(1):
Fixed maturities available for sale:
U.S. Government	$—	$25.6	$—	$25.6
U.S. Government agencies	—	864.6	—	864.6
Municipal bonds	—	4,841.6	—	4,841.6
Foreign governments	—	800.5	0.8	801.3
U.S. corporate	—	1,957.2	6.5	1,963.7
Foreign corporate	—	1,731.7	—	1,731.7
Asset-backed:
RMBS	—	217.8	26.7	244.5
CMBS	—	158.8	91.2	250.0
Other asset-backed	—	85.9	13.4	99.3

Total fixed maturities available for sale	—	10,683.7	138.6	10,822.3
Equities available for sale	559.5	—	5.0	564.5
Other invested assets(2)	—	—	86.4	86.4
Short-term investments(3)	—	120.2	—	120.2

Total	$559.5	$10,803.9	$230.0	$11,593.4

(1)	Represents only items measured at fair value.
(2)	Primarily private equities.
(3)	Short-term investments in Level 2 are carried at cost or amortized cost, which approximates fair value.

In 2011, there were no transfers in or out of Level 1, $71.9 million of transfers into Level 2 from Level 3 and $59.2 million of transfers out of Level 2 into Level 3. In 2010, there were no transfers in or out of Level 1, $64.2 million of transfers into Level 2 from Level 3 and $10.8 million of transfers out of Level 2 into Level 3. The transfers into Level 2 from Level 3 were due to an increase in observable inputs related to the valuation of such securities. The transfers out of Level 2 into Level 3 were due to a decrease in observable inputs related to the valuation of such securities.

At December 31, 2011 and 2010, Level 3 assets totaled $185.1 million and $230.0 million, respectively, representing 1.4% and 2.0%, respectively, of total assets measured at fair value on a recurring basis.

Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. As a result, the unrealized gains and losses on instruments held at December 31, 2011 and 2010 may include changes in fair value that were attributable to both observable inputs (e.g., changes in market interest rates) and unobservable inputs (e.g., changes in unobservable long-dated volatilities).

Net unrealized depreciation related to Level 3 investments approximated $33.2 million and $6.7 million at December 31, 2011 and 2010, respectively.

The following tables present analyses of the changes during 2011 and 2010 in Level 3 assets measured at fair value on a recurring basis:

	Fixed Maturities Available for Sale
			Asset-backed:
	Foreign Governments	U.S. Corporate	RMBS	CMBS	Other Asset- backed	Equities Available for Sale	Other Invested Assets(2)	Other Assets	Total
	(in millions)
2011
Balance beginning of year	$0.8	$6.5	$26.7	$91.2	$13.4	$5.0	$86.4	$—	$230.0
Net realized/unrealized gains (losses) included in:
Net investment income	—	—	1.8	(1.1)	—	—	(6.0)	—	(5.3)
Realized net capital gains (losses)(1)	—	—	—	—	—	—	—	(2.7)	(2.7)
AOCI	—	0.1	(6.1)	1.6	0.4	—	—	—	(4.0)
Purchases	—	—	—	—	—	2.0	—	2.7	4.7
Sales	—	—	—	—	—	—	(12.5)	—	(12.5)
Issuances	—	—	—	—	—	—	—	—	—
Settlements	—	(0.2)	(6.4)	(3.9)	(1.9)	—	—	—	(12.4)
Transfers into Level 3	—	6.3	42.3	10.6	—	—	—	—	59.2
Transfers out of Level 3	—	(6.5)	(4.4)	(55.3)	(5.7)	—	—	—	(71.9)

Balance, end of year	$0.8	$6.2	$53.9	$43.1	$6.2	$7.0	$67.9	$—	$185.1

(1)	There were no unrealized losses recorded in realized net capital losses in 2011 on instruments still held at December 31, 2011.
(2)	Primarily private equities.

	Fixed Maturities Available for Sale
			Asset-backed:
	Foreign Governments	U.S. Corporate	RMBS	CMBS	Other Asset- backed	Equities Available for Sale	Other Invested Assets(2)	Other Assets	Total
	(in millions)
2010
Balance beginning of year	$1.4	$—	$18.6	$32.7	$17.6	$7.5	$72.2	$—	$150.0
Net realized/unrealized gains (losses) included in:
Net investment income	—	—	0.7	(1.1)	0.2	—	3.0	—	2.8
Realized net capital gains (losses)(1)	—	—	(6.1)	—	—	—	—	(2.4)	(8.5)
AOCI	0.2	—	14.0	12.2	2.6	—	(0.6)	—	28.4
Purchases, sales, issuances and settlements, net	(1.6)	6.5	(5.9)	83.2	16.8	(2.5)	4.5	2.4	103.4
Transfers in (out) of Level 3, net	0.8	—	5.4	(35.8)	(23.8)	—	7.3	—	(46.1)

Balance, end of year	$0.8	$6.5	$26.7	$91.2	$13.4	$5.0	$86.4	$—	$230.0

(1)	There were $6.1 million of OTTI related to RMBS fixed maturities available for sale that was recorded in realized net capital losses in 2010 on instruments still held at December 31, 2010.
(2)	Primarily private equities.

(e) Assets Measured at Fair Value on a Non-Recurring Basis

None of TRH’s assets were written down to fair value on a non-recurring basis during 2011 and 2010.

5. Investments

(a) Statutory Deposits

Investments with fair values of $645 million and $574 million at December 31, 2011 and 2010, respectively, were deposited with governmental authorities as required by law. The substantial majority of these deposits are fixed maturities and equities available for sale.

(b) Gross Unrealized Gains and Losses

The cost or amortized cost and fair value of fixed maturities and equities at December 31, 2011 and 2010 are summarized as follows:

	Cost or Amortized	Gross Unrealized
	Cost(1)	Gains	Losses	Fair Value	OTTI(2)
	(in thousands)
2011
Fixed maturities available for sale and carried at fair value:
U.S. Government	$23,992	$4,463	$(1)	$28,454	$—
U.S. Government agencies	1,114,004	22,248	(268)	1,135,984	—
Municipal bonds	5,443,762	355,522	(14,796)	5,784,488	—
Foreign governments	832,243	34,245	(50)	866,438	—
U.S. corporate	2,259,652	57,687	(3,620)	2,313,719	(386)
Foreign corporate	1,834,546	54,844	(13,013)	1,876,377	—
Asset-backed:
RMBS	243,868	625	(46,586)	197,907	(113,820)
CMBS	229,072	10,621	(4,120)	235,573	—
Other asset-backed	63,497	1,726	(634)	64,589	—

Total	$12,044,636	$541,981	$(83,088)	$12,503,529	$(114,206)

Equities available for sale	$562,913	$56,045	$(32,634)	$586,324

2010
Fixed maturities held to maturity and carried at amortized cost:
Municipal bonds	$1,189,801	$54,641	$(3,764)	$1,240,678	$—

Fixed maturities available for sale and carried at fair value:
U.S. Government	$24,164	$1,465	$(3)	$25,626	$—
U.S. Government agencies	856,708	11,215	(3,324)	864,599	—
Municipal bonds	4,785,607	119,890	(63,858)	4,841,639	—
Foreign governments	790,710	11,248	(650)	801,308	—
U.S. corporate	1,944,114	34,544	(14,934)	1,963,724	(386)
Foreign corporate	1,692,919	48,816	(10,107)	1,731,628	—
Asset-backed:
RMBS	285,431	525	(41,416)	244,540	(113,820)
CMBS	248,258	7,850	(6,117)	249,991	—
Other asset-backed	99,806	812	(1,337)	99,281	—

Total	$10,727,717	$236,365	$(141,746)	$10,822,336	$(114,206)

Equities available for sale	$476,516	$92,501	$(4,487)	$564,530

(1)	Investments in fixed maturities are shown at amortized cost.
(2)	Represents the non-credit portion of OTTI, not adjusted for subsequent changes in unrealized gains or losses, taken on securities still held as of period-end.

See Note 5(h) for information about the reclassification in 2011 of fixed maturities previously classified as held-to-maturity to available for sale.

(c) Contractual Maturities of Fixed Maturities

The amortized cost and fair value of fixed maturities at December 31, 2011 by contractual maturity are as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Investments in fixed maturities exclude short-term investments.

	Amortized Cost	Fair Value
	(in thousands)
Fixed maturities available for sale:
Non-asset-backed and non-U.S. Government agencies:
Due in one year or less	$543,793	$548,763
Due after one year through five years	3,919,531	4,032,216
Due after five years through ten years	2,460,820	2,626,454
Due after ten years	3,470,051	3,662,043
Asset-backed and U.S. Government agencies(1)	1,650,441	1,634,053

Total	$12,044,636	$12,503,529

(1)	Asset-backed and U.S. Government agency fixed maturities by their nature do not generally have single maturity dates.

(d) Net Investment Income

An analysis of net investment income follows:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Fixed maturities	$452,782	$449,134	$424,075
Equities	17,896	10,447	14,211
Other invested assets (including alternative investments)	(5,980)	20,106	20,898
Other	6,846	7,782	19,841

Total investment income	471,544	487,469	479,025
Investment expenses	(13,986)	(13,922)	(11,623)

Net investment income	$457,558	$473,547	$467,402

(e) Investment Gains and Losses

Realized net capital gains (losses) are summarized as follows:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Realized net capital gains (losses) resulted from:
Total OTTI	$(4,163)	$(14,685)	$(96,527)
Less: OTTI recognized in OCI	—	6,713	13,445

OTTI charged to earnings	(4,163)	(7,972)	(83,082)
Sales and redemptions of securities	87,424	61,762	12,794
Net foreign currency transaction gains (losses)	5,339	(23,689)	(353)

Total	$88,600	$30,101	$(70,641)

Realized net capital gains (losses) by source:
Fixed maturities	$22,740	$32,096	$(41,813)
Equities available for sale	63,217	24,822	(23,204)
Net foreign currency transaction gains (losses)	5,339	(23,689)	(353)
Other	(2,696)	(3,128)	(5,271)

Total	$88,600	$30,101	$(70,641)

The change in net unrealized appreciation (depreciation) of investments is summarized as follows:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Change in net unrealized appreciation (depreciation) of investments, before deferred income tax effect:
Fixed maturities held to maturity carried at amortized cost(1)	$(50,877)	$(6,282)	$65,330

Fixed maturities available for sale carried at fair value(1)(2)	$364,274	$(78,219)	$564,687
CEA of adoption of new accounting guidance(3)	—	—	(110,107)
Equities available for sale carried at fair value(2)	(64,603)	22,326	124,331
Other	(1,066)	356	(2,383)

Total	$298,605	$(55,537)	$576,528

(1)	The decrease in net unrealized appreciation of fixed maturities held to maturity for 2011 results from the reclassification of all fixed maturities held-to-maturity to fixed maturities available for sale at September 30, 2011; thus there was no net unrealized appreciation of fixed maturities held-to-maturity at December 31, 2011. See Note 5(h) of Notes to Consolidated Financial Statements for discussion of the reclassification of fixed maturities previously classified as held-to-maturity to available for sale.
(2)	See Note 2(a) of Notes to Consolidated Financial Statements.
(3)	See Note 2(l)(1) of Notes to Consolidated Financial Statements.

Gross realized gains and gross realized losses on sales and redemptions of TRH’s available for sale securities were as follows:

	2011		2010		2009
	Gross Realized Gains	Gross Realized Losses	Gross Realized Gains	Gross Realized Losses	Gross Realized Gains	Gross Realized Losses
	(in millions)
Fixed maturities	$33.9	$(10.2)	$45.2	$(6.8)	$47.3	$(49.4)
Equities	77.8	(11.4)	28.9	(3.1)	78.4	(58.3)

Equity securities sold at a loss in 2011, 2010 and 2009 were in a continuous unrealized loss position for 12 months or less and did not meet the conditions of TRH’s accounting policy to be considered OTTI at any quarter-end prior to the time of sale. (See Note 5(g) for the criteria TRH uses to evaluate if an equity investment is considered OTTI.) TRH’s equity security investment strategy includes the intent to optimize total investment return through active management, which can lead to selling securities at a gain or loss due to changing market conditions and as market opportunities arise.

In 2011 and 2010, the gross realized losses from sales and redemptions of equities available for sale were due in part to the rebalancing of TRH’s equity portfolio. In 2009, securities in the equities available for sale portfolio were sold for a number of reasons, including the repositioning of TRH’s equity portfolio with respect to the changes in the investment and credit markets during 2009 and the desire over time to take advantage of tax-basis capital loss carry-backs to prior years that had capital gains.

In general, gross realized losses on sales of fixed maturities available for sale in 2011, 2010 and 2009 were generally the result of (a) TRH’s desire to manage the duration, credit and concentration risk of the investment portfolio as part of its overall view of prudent management of an available for sale fixed maturity investment portfolio; and (b) the disposition of certain securities that, based on TRH’s judgment, were unlikely to provide on a relative basis as attractive a return as alternative securities entailing comparable risks. In addition, gross realized losses on sales of fixed maturities available for sale in 2009 were also partially the result of repositioning of the investment portfolio in light of the transition to a new investment manager in the third quarter of 2009.

As discussed in Note 5(g), the OTTI amounts on certain fixed maturities are separated into credit loss and non-credit loss components. The credit loss impairments are recognized in earnings as realized capital losses, while the non-credit loss impairments are recorded in OCI. The following table sets forth the amount of credit loss impairments on fixed maturities held by TRH as of December 31, 2011, 2010 and 2009, for which a portion of the OTTI amount was recorded in OCI.

	2011	2010	2009
	(in millions)
Beginning balance(1)	$10.8	$4.5	$21.4
New securities subject to credit impairment losses	—	6.3	11.8
Credit impaired securities fully disposed of for which there was no prior intent or requirement to sell	—	—	(28.7)

Ending balance	$10.8	$10.8	$4.5

(1)	April 1, 2009 for 2009.

(f) Aging of Gross Unrealized Losses

As of December 31, 2011 and 2010, the aging of the gross unrealized losses with respect to all fixed maturities, including both held to maturity and available for sale, and equities available for sale, grouped by months in a continuous unrealized loss position, was as follows:

	Less than 12 Months			12 Months or more		Total
	Fair Value	Gross Unrealized Losses		Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(in millions)
2011
Fixed maturities:
U.S. Government	$3	$	*	$—	$—	$3	$	*
U.S. Government agencies	105		*	—	—	105		*
Municipal bonds	6		*	103	(15)	109		(15)
Foreign governments	32		*	—	—	32		*
U.S. Corporate	160		(3)	9	*	169		(3)
Foreign corporate	182		(3)	144	(10)	326		(13)
Asset-backed:
RMBS	12		(2)	179	(45)	191		(47)
CMBS	—		—	43	(4)	43		(4)
Other asset-backed	—		—	11	(1)	11		(1)

Total fixed maturities	500		(8)	489	(75)	989		(83)
Equities available for sale	157		(33)	—	—	157		(33)

Total	$657		$(41)	$489	$(75)	$1,146		$(116)

2010
Fixed maturities:
U.S. Government	$6	$	*	$—	$—	$6	$	*
U.S. Government agencies	179		(3)	—	—	179		(3)
Municipal bonds	1,367		(49)	91	(19)	1,458		(68)
Foreign governments	162		(1)	—	—	162		(1)
U.S. Corporate	709		(15)	8	*	717		(15)
Foreign corporate	277		(5)	112	(5)	389		(10)
Asset-backed:
RMBS	46		(2)	175	(40)	221		(42)
CMBS	38		*	49	(6)	87		(6)
Other asset-backed	32		*	31	(1)	63		(1)

Total fixed maturities	2,816		(75)	466	(71)	3,282		(146)
Equities available for sale	58		(4)	—	—	58		(4)

Total	$2,874		$(79)	$466	$(71)	$3,340		$(150)

*	Rounds to zero.

At December 31, 2011, the carrying value of TRH’s fixed maturity and equity securities aggregated $13.09 billion with aggregate pre-tax gross unrealized losses of $116 million. Additional information about these securities is as follows:

•	Securities with gross unrealized losses were valued, in the aggregate, at approximately 90.8% of their current cost or amortized cost.

•	Approximately 88.3% of these securities had unrealized losses of less than or equal to 20% of their current cost or amortized cost.

•	Approximately 5.6% of the fixed maturity securities had issuer credit ratings which were below investment grade or not rated.

At December 31, 2011, TRH held 155 and 486 individual fixed maturity and equity investments, respectively, that were in an unrealized loss position, of which 96 individual fixed maturity investments were in a continuous unrealized loss position for 12 months or more.

As of December 31, 2011 and 2010, no single issuer accounted for more than 9% and 11%, respectively, of the aggregate gross unrealized losses.

At December 31, 2011 and 2010, the gross unrealized losses for all fixed maturities, including both held to maturity and available for sale, and equities available for sale included the following concentrations:

	Concentration as of
	2011	2010
	(in millions)
RMBS	$47	$42
Banking and financial institutions	25	11
Municipal bonds	15	68
Technology	4	2
CMBS	4	6
Other	21	21

Total	$116	$150

The fair value of fixed maturities in an unrealized loss position at December 31, 2011 and 2010, by contractual maturity, is shown below:

	2011	2010
	(in millions)
Non-asset-backed and non-U.S. Government agencies:
Due in one year or less	$75	$68
Due after one year through five years	338	926
Due after five years through ten years	117	297
Due after ten years	109	1,441
Asset-backed and U.S. Government agencies(1)	350	550

Total	$989	$3,282

(1)	Asset-backed and U.S. Government agency fixed maturities by their nature do not generally have single maturity dates.

(g) Evaluating Investments for OTTI

Each quarter, TRH evaluates its investments for OTTI such that a security is considered a candidate for OTTI if it meets any of the following criteria:

•	Trading at a significant (25% or more) discount to par, amortized cost (if lower) or cost for an extended period of time (nine consecutive months or longer);

•

The occurrence of a discrete credit event resulting in (a) the issuer defaulting on a material outstanding obligation; (b) the issuer seeking protection from creditors under the bankruptcy laws or any similar laws intended for court supervised reorganization of insolvent enterprises; or (c) the issuer proposing a voluntary reorganization pursuant to which creditors are asked to exchange their claims for cash or securities having a fair value substantially lower than the par value of their claims; or

•	TRH may not realize a full recovery on its investment, regardless of the occurrence of one or more of the foregoing events.

The determination that a security has incurred OTTI requires the judgment of management and consideration of the fundamental condition of the issuer, its near-term prospects and all the relevant facts and circumstances. The above criteria also consider circumstances of a rapid and severe market valuation decline in which TRH would not be able to reasonably assert that the impairment period would be temporary (severity losses). The analysis of any individual security for OTTI is performed in its functional currency. Additional criteria considered includes a security’s business prospects, the investment’s credit ratings and whether there have been any recent downgrades, whether the issuer is current on all payments in accordance with the contractual terms of the investment and is expected to meet all of its obligations under the terms of the investment, market values, issuer specific financial information and available information from asset managers and rating agencies for individual securities.

OTTI on all investments other than fixed maturities are recognized through earnings as a realized capital loss. At each balance sheet date, TRH recognizes an OTTI on a fixed maturity in an unrealized loss position if (a) TRH intends to sell the security; (b) it is more likely than not TRH will be required to sell the security prior to an anticipated recovery in fair value in order to meet a liquidity, regulatory or other business need; or (c) TRH determines it will not recover the entire amortized cost basis of the security.

If TRH intends to sell an impaired fixed maturity security, or if it is more likely than not it will have to be sold, the total amount of the unrealized loss position is recognized in earnings as a realized capital loss. On a quarterly basis, TRH develops for fixed maturities, a best estimate of the present value of expected cash flows on a security by security basis. If the results of the cash flow analysis indicate TRH will not recover the full amount of its amortized cost basis in the investment, TRH recognizes OTTI equal to the difference between the present value of expected cash flows and the amortized cost basis of the security. This amount is the credit component of the OTTI and is recorded in earnings as a realized capital loss. The difference between the total unrealized loss position on the security and the OTTI amount recognized in earnings is non-credit related and is recorded in OCI as “net unrealized holding losses of fixed maturities on which other-than-temporary impairments were taken.”

If a loss is recognized from a sale subsequent to a balance sheet date pursuant to changes in circumstances, the loss is recognized in the period in which the intent to hold the security to recovery no longer existed.

TRH evaluated the significant categories of fixed maturity investments in an unrealized loss position for OTTI. For municipal bonds, TRH takes into account the taxing power of the issuer, source of revenue, credit risk and credit enhancements and pre-refunding. For asset-backed securities, TRH discounted its best estimate of future cash flows at an effective rate equal to the original effective yield of the security or, in the case of floating rate securities, at the current coupon. Those models included TRH’s assumptions about prepayment speeds, default and delinquency rates, and underlying collateral (if any), as well as credit ratings, credit enhancements and other observable market data. For corporate fixed maturities, TRH reviewed business prospects, credit ratings and available information from asset managers and rating agencies for individual securities.

At December 31, 2011, the large majority of fixed maturities in an unrealized loss position consist of investment grade fixed maturities, principally asset-backed, municipal bonds and corporate fixed maturities. TRH did not consider the unrealized losses on these impaired fixed maturities to be credit related. In making these determinations, TRH has considered factors specific to the securities that have unrealized losses coupled with TRH’s history of consistently strong operating cash flows, levels of cash, cash equivalents and liquid investment classes, as well as its short and medium-term cash needs. TRH does not intend to sell these securities, and will not likely be required to sell these securities before an anticipated recovery in fair value. Other considerations included the length of time and extent to which the security has been in an unrealized loss position, observable adverse conditions specifically related to the issuer or industry sector of the security, conditions in the country of issuance or primary market for the security, historical and implied volatility of the security’s fair value, defaults on principal or interest payments, and recoveries or further declines in fair value subsequent to the balance sheet date.

At December 31, 2011, TRH determined that there were no OTTI on its equity securities in an unrealized loss position as no equities met TRH’s equity security OTTI criteria and TRH has the intent and ability to hold all equities to recovery. In addition, no equities were in an unrealized loss position for over 12 months.

(h) Reclassification of Fixed Maturities Held to Maturity to Available for Sale

On September 30, 2011, TRH reclassified its entire portfolio of fixed maturities held-to-maturity, which consisted solely of municipal bonds, to the fixed maturities available for sale category. Financial markets have recently been disrupted by several issues, including the European debt crisis, the August 2011 downgrade of U.S. Government debt by Standard & Poor’s, and the downgrade of certain pre-refunded municipal bonds. Due to these disruptions and the desire to maintain greater flexibility in managing its entire investment portfolio in an uncertain economy, TRH changed its intent to hold these securities to maturity and transferred such securities to the available for sale category.

The fair value and amortized cost of these fixed maturities at the time of this reclassification were $1.26 billion and $1.19 billion, respectively. As a result, as of September 30, 2011, net unrealized appreciation of investments, net of tax, a component of accumulated other comprehensive income and stockholders’ equity, increased by $48.2 million, as did other comprehensive income for 2011.

6. Income Taxes (Benefits)

The Company files a U.S. consolidated federal income tax return with its domestic subsidiaries, which includes foreign operations. TRC will include as part of its taxable income those items of income of the non-U.S. subsidiary, TRZ, which are subject to U.S. income tax currently, pursuant to Subpart F income rules of the Internal Revenue Code, and included, as appropriate, in the consolidated federal income tax return.

The U.S. federal income tax rate was 35% for 2011, 2010 and 2009. Actual tax (benefits) expenses on (loss) income before income taxes differs from the expected amount computed by applying the U.S. federal income tax rate because of the following:

	Years Ended December 31,
	2011		2010		2009
	Amount	Percent of Loss Before Income Taxes	Amount	Percent of Income Before Income Taxes	Amount	Percent of Income Before Income Taxes
	(dollars in thousands)
Expected tax (benefits) expenses	$(75,133)	35.0%	$165,476	35.0%	$208,612	35.0%
Adjustments:
Tax-exempt interest	(75,039)	35.0	(86,052)	(18.2)	(90,928)	(15.2)
Dividends received deduction	(2,653)	1.2	(1,888)	(0.4)	(2,022)	(0.3)
Recognition of benefit from prior year amended tax returns	—	—	(8,906)	(1.9)	—	—
Non-deductible merger-related costs	42,375	(19.7)	—	—	—	—
Interest on net under (over) payments of taxes	—	—	505	0.1	(1,073)	(0.2)
Other	(4,998)	2.3	1,452	0.3	3,782	0.6

Actual tax (benefits) expenses	$(115,448)	53.8%	$70,587	14.9%	$118,371	19.9%

Foreign and domestic components of actual tax (benefits) expenses:
Foreign	$(3,147)		$50,228		$29,273
Domestic:
Current	(32,118)		75,402		67,498
Deferred	(80,183)		(55,043)		21,600

	$(115,448)		$70,587		$118,371

Income before income taxes from Domestic operations was $233.6 million, $354.1 million and $327.1 million in 2011, 2010 and 2009, respectively. (Loss) income before income taxes from foreign operations was ($448.3) million, $118.7 million and $269.0 million in 2011, 2010 and 2009, respectively.

The domestic deferred tax benefit for 2011 includes a $78.3 million benefit resulting from minimum tax credit carryforwards primarily attributable to the carryback of the 2011 tax-basis net operating loss to earlier years. By law, minimum tax credits may be carried forward indefinitely. The domestic current tax expense for 2010 included the impact of a capital loss of $48.2 million. The actual capital loss carryforward utilized in the 2010 U.S. consolidated tax return was $54.8 million. The 2011 tax benefit includes an adjustment to align the amounts reflected in the 2010 tax expense with the amounts in the 2010 tax return. In 2011, the remaining capital loss carryforward was fully utilized.

The domestic tax benefit for 2010 includes a tax benefit of $8.9 million (excluding interest), recorded in the fourth quarter, resulting from the resolution of prior year tax audits primarily attributable to foreign tax credits that became available as a result of the carryback of tax-basis net operating losses incurred in 2001 and 2005. The domestic deferred tax expense for 2010 is net of $5.5 million resulting from minimum tax credit carryforwards. The domestic current tax expense for 2009 included the impact of a tax capital loss of $209.2 million. The actual capital loss included in the 2009 U.S. consolidated tax return was $145.1 million. The 2010 tax expense includes an adjustment to align the amounts reflected in the 2009 tax expense with the amounts in the 2009 tax return.

The domestic deferred tax expense for 2009 is net of $56.7 million resulting from minimum tax credit carryforwards. The domestic current tax benefit for 2008 included the tax benefit on $100.3 million of tax capital loss carrybacks to prior years. The actual capital loss included in the 2008 U.S. consolidated tax return was $114.0 million. The 2009 tax expense includes an adjustment to align the amounts reflected in the 2008 tax expense with the amounts in the 2008 income tax return.

TRH recorded income tax benefits of $298.1 million in 2011 from pre-tax net catastrophe costs incurred in 2011. TRH recorded income tax benefits of $70.9 million in 2010 from pre-tax net catastrophe costs incurred in 2010. Income tax expenses recorded in 2009 from pre-tax net catastrophe costs incurred in 2009 was not material.

In 2011, TRH recorded a tax benefit of $6 million associated with merger-related costs. Most merger-related costs are not deductible. (See Note 3.)

The Internal Revenue Code provides limitations on the utilization of certain tax benefits following a corporate ownership change. Upon the closing of the Alleghany Merger, TRH would be subject to an annual limitation on its ability to use its foreign tax credit carryforwards and its minimum tax credit carryforwards. The total amount of foreign tax credit carryforwards and minimum tax credit carryforwards that are available to TRH prior to the Alleghany Merger are not diminished by this provision. The limitation provides for an annual limit on the amount of the carryforwards that can be utilized each year. The unused carryovers are available to be utilized in subsequent years, subject to the annual limitation. Based upon values at December 31, 2011, the annual limitation would be approximately $39 million. The actual limitation would be determined upon the closing of the Alleghany Merger.

The components of the net deferred income tax asset at December 31, 2011 and 2010 were as follows:

	2011	2010
	(in thousands)
Deferred income tax assets:
Unpaid losses and LAE, net of related reinsurance recoverable	$330,294	$328,951
Unearned premiums, net of prepaid reinsurance premiums	81,700	78,208
Minimum tax credit carryforward	185,866	107,541
OTTI write-downs for investments held	33,968	34,811
Foreign tax credit carryforward	40,004	22,522
Capital loss carryforward	—	26,459
Other	74,172	69,555

Total deferred income tax assets	746,004	668,047

Deferred income tax liabilities:
Deferred policy acquisition costs	87,749	85,935
Net unrealized appreciation of investments	172,261	67,748
Cumulative translation adjustment	6,350	15,263
Other	29,085	35,293

Total deferred income tax liabilities	295,445	204,239

Net deferred income tax asset	$450,559	$463,808

No valuation allowance has been recorded as TRH has concluded that it is more likely than not that TRH will fully realize the deferred tax assets. The most significant deferred tax assets arise from the discounting of loss reserves, minimum tax credit carryforwards, realized and unrealized losses on investments and unearned premiums. TRH’s strong history of operating earnings supports its conclusion that it has the ability to realize the full benefits associated with all deferred tax assets, particularly the assets associated with the discounting of loss reserves and minimum tax credits, which may be carried forward indefinitely. In addition to TRH’s strong history of operating earnings, TRH also has a strong history of generating capital gains to offset capital losses.

At December 31, 2011 and 2010, TRH has current income tax receivables of $73.2 million and $17.5 million, respectively, which are included on the Consolidated Balance Sheets in other assets.

At December 31, 2011, 2010 and 2009, TRH has no unrecognized tax positions. TRH does not presently anticipate any material change in unrecognized tax positions during the next twelve months.

Interest and penalties relating to unrecognized tax expenses (benefits) are recognized in income tax expense, when applicable. There was no liability for interest or penalties accrued as of December 31, 2011 and 2010. In 2010, $9.6 million of interest, net of tax, was received on tax refunds. In 2010, current income tax expense was increased by approximately $0.5 million to align the interest, net of tax, receivable at December 31, 2009 with the amount actually received in 2010. Current income tax expense was reduced by $1.1 million of interest on net tax refunds in 2009.

Income taxes (paid) recovered, net, in 2011, 2010 and 2009 consisted of:

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Income taxes paid	$(86.7)	$(115.6)	$(108.7)
Income taxes recovered	65.0	131.1	—

Income taxes (paid) recovered, net	$(21.7)	$15.5	$(108.7)

The total income taxes recovered in 2011 of $65.0 million consists principally of refunds in foreign tax jurisdictions. The total income taxes recovered in 2010 of $131.1 million consist of a $109.0 million refund of federal income taxes related to amended tax returns for prior tax years and $22.1 million of refund claims related to capital loss carrybacks to certain other prior tax years.

The following table lists the tax years that remain subject to examination by major tax jurisdiction as of December 31, 2011:

Major Tax Jurisdiction	Open Tax Years
Australia	2007-2010
Canada	2007-2010
France	2009-2010
Japan	2010
United Kingdom	2008-2010
United States	2008-2010

7. Liability for Gross Loss Reserves

The activity in gross loss reserves is summarized as follows:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
At beginning of year:
Gross loss reserves	$9,020,610	$8,609,105	$8,124,482
Less related reinsurance recoverable	805,837	737,280	775,404

Net loss reserves	8,214,773	7,871,825	7,349,078

Net losses and LAE incurred in respect of losses occurring in:
Current year	3,378,405	2,738,733	2,718,119
Prior years	(122,004)	(56,959)	(38,948)

Total	3,256,401	2,681,774	2,679,171

Net losses and LAE paid in respect of losses occurring in:
Current year	807,509	611,746	620,517
Prior years	1,618,129	1,595,728	1,800,491

Total	2,425,638	2,207,474	2,421,008

Foreign exchange effect	(16,470)	(131,352)	264,584

At end of year:
Net loss reserves	9,029,066	8,214,773	7,871,825
Plus related reinsurance recoverable	499,937	805,837	737,280

Gross loss reserves	$9,529,003	$9,020,610	$8,609,105

2011 includes net catastrophe losses incurred of $882.6 million, principally relating to the March 2011 Tohoku earthquake and resulting tsunami in Japan; the February 2011 earthquake in New Zealand; fourth quarter 2011 flooding in Thailand; first quarter 2011 flooding in Australia and Cyclone Yasi; and second quarter 2011 tornado activity in the United States. In addition, in 2011, TRH decreased its estimates of the ultimate amounts of net losses occurring in 2010 and prior years by $122.0 million. This development was comprised of net favorable development of $224.7 million for losses occurring in 2002 to 2010, partially offset by net adverse development of $102.7 million relating to losses occurring in 2001 and prior.

Net favorable development was recorded for losses occurring in the allied lines ($65.1 million), fire ($41.1 million) and credit ($25.2 million) lines, each arising principally from losses occurring in 2009 to 2010, and in the mortgage guaranty ($60.8 million) line, arising principally from losses occurring in 2007 to 2008. Net adverse development was recorded in 2011 in the other liability ($83.0 million), arising principally from losses occurring in 2001 and prior, partially offset by favorable development from losses occurring between 2004 and 2006. The other liability line includes certain specialty casualty classes, such as D&O and E&O, and general casualty classes.

TRH writes a significant amount of non-proportional assumed casualty reinsurance as well as proportional assumed reinsurance of excess liability business for such volatile classes as medical malpractice, D&O, E&O and general casualty. At the primary level, there are significant risk factors which contribute to the variability and unpredictability of the loss trend factor for this business such as jury awards, social inflation, medical inflation, tort reforms and court interpretations of coverage. In addition, as a reinsurer, TRH is also highly dependent upon the claims reserving and reporting practices of its cedants, which vary greatly by size, specialization and country of origin and whose practices can be subject to change without notice.

2010 included net catastrophe losses incurred of $203.7 million, principally relating to the February 2010 earthquake in Chile; the September 2010 earthquake in New Zealand; first quarter 2010 storms in Australia and fourth quarter 2010 flooding in Australia; and the April 2010 Deepwater Horizon explosion. In addition, in 2010, TRH decreased its estimates of the ultimate amounts of net losses occurring in 2009 and prior years by $57.0 million. This net favorable development was comprised of net favorable development of $216.9 million for losses occurring in 2002 to 2009, partially offset by net adverse development of $159.9 million relating to losses occurring in 2001 and prior.

Net favorable development was recorded for losses occurring in the fire ($70.1 million), surety and credit ($54.8 million) and ocean marine ($45.8 million) lines, each arising principally from losses occurring in 2005 to 2009. Significant net adverse development was recorded in 2010 in the other liability line ($116.7 million), arising principally from losses occurring in 2002 and prior, partially offset by favorable development from losses occurring between 2003 and 2006. The other liability line includes certain specialty casualty classes, such as D&O and E&O, and general casualty classes. In addition, net adverse development was recorded in 2010 for losses occurring in the fidelity ($32.1 million) line, arising principally from losses occurring in 2006 to 2009.

The favorable development in 2005 through 2009 resulted generally from favorable loss trends. The net adverse development arising from losses occurring in 2001 and prior, generally related to various excess casualty lines such as general liability and excess umbrella liability which were impacted by late reported excess claims.

There were no significant net catastrophe losses for events occurring in 2009. In addition, in 2009, TRH decreased its estimates of the ultimate amounts of net losses occurring in 2008 and prior years by $38.9 million. This net favorable development was comprised of net favorable development of $219.1 million for losses occurring in 2002 to 2008, partially offset by net adverse development of $180.2 million relating to losses occurring in 2001 and prior.

Significant net favorable development was recorded for losses occurring in the fire ($104.1 million) and allied lines ($42.4 million) lines, each arising principally from losses occurring in 2007 to 2008, and the surety and credit line ($25.3 million), arising principally from losses occurring in 2004 to 2008. The line of business with the most significant net adverse development recorded in 2009 was the other liability line ($120.4 million), arising principally from losses occurring in 2001 and prior, partially offset by favorable development from losses occurring between 2004 and 2006. The other liability line includes certain specialty casualty classes, such as D&O and E&O, and general casualty classes. In addition, significant net adverse development was recorded in 2009 for losses occurring in the fidelity ($30.0 million) line, arising principally from losses occurring in 2007 to 2008.

The favorable development in 2004 through 2008 results generally from favorable loss trends. The net adverse development arising from losses occurring in 2001 and prior, generally relates to various excess casualty lines such as general liability and excess umbrella liability which were impacted by late reported high layer excess claims. Ceding companies and their reinsurers continue to experience increased loss costs relative to expectations as loss emergence patterns continue to lengthen as regards the soft market years of 1997 through 2001.

Net development on losses occurring in prior years, for all periods discussed above, includes amounts relating to catastrophe events. See Note 11 for such amounts.

8. Senior Notes

In December 2005, the Company completed a public offering of $750 million aggregate principal amount of its 5.75% senior notes due on December 14, 2015 (the “2015 Notes”). In November 2009, the Company completed a public offering of $350 million aggregate principal amount of its 8.00% senior notes due on November 30, 2039 (the “2039 Notes” and together with the 2015 Notes, the “Senior Notes”).

In 2011, 2010 and 2009, TRH repurchased portions of the 2015 Notes. No repurchases of the 2039 Notes occurred in 2011, 2010 or 2009. The impact of the repurchases of the 2015 Notes in 2011, 2010 and 2009 are detailed below:

	2011	2010	2009
	(in millions)
Principal amount repurchased	$25	$3	$30
Repurchase price	26	3	20
(Loss) gain on early extinguishment of debt	(1)	*	10

*	Loss on early extinguishment of debt rounds to zero.

The balance sheet carrying value, unamortized original issue discount, outstanding principal amount and fair value of the Senior Notes are presented below. The unamortized original issue discount is being amortized over the term of the notes on the effective interest rate method. The fair values are based on quoted market prices.

	As of December 31, 2011		As of December 31, 2010
	2015 Notes	2039 Notes	2015 Notes	2039 Notes
	(in millions)
Balance sheet carrying amount	$665.5	$340.5	$690.1	$340.4
Unamortized original issue discount	1.5	9.5	1.9	9.6
Outstanding principal amount	667.0	350.0	692.0	350.0
Fair value	713.9	398.1	736.6	351.1

Interest expense incurred and paid in connection with the Senior Notes was as follows:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Interest expense incurred	$66,769	$68,272	$43,454
Interest paid	66,572	68,439	40,394

9. Common Stock

Common stock activity for each of the three years in the period ended December 31, 2011 was as follows:

	2011	2010	2009
Shares outstanding, beginning of year	62,248,541	66,382,621	66,364,358
Issued under stock compensation plans	243,414	180,220	77,863
Acquisition of treasury stock	(5,103,871)	(4,314,300)	(59,600)

Shares outstanding, end of year	57,388,084	62,248,541	66,382,621

10. Net (Loss) Income Per Common Share

Net (loss) income per common share has been computed in the following table based upon weighted average common shares outstanding.

	Years Ended December 31,
	2011	2010	2009
	(in thousands, except per share data)
Net (loss) income (numerator)	$(99,219)	$402,201	$477,662

Weighted average common shares outstanding used in the computation of net (loss) income per common share:
Average shares issued	67,833	67,549	67,374
Less: Average shares in treasury	(6,409)	(3,457)	(993)

Average outstanding shares—basic (denominator)	61,424	64,092	66,381
Average potential shares from stock compensation(1)	—	838	421

Average outstanding shares—diluted (denominator)(2)	61,424	64,930	66,802

Net (loss) income per common share:
Basic	$(1.62)	$6.28	$7.20
Diluted	(1.62)	6.19	7.15

(1)	As the impact of potential shares for 2011 is anti-dilutive (i.e., reduces the net loss per common share), the effect of 3.5 million potential shares is not included in the diluted net loss per common share calculation. 2010 excludes the effect of 2.1 million anti-dilutive shares (from a total of 3.8 million potential shares). 2009 excludes the effect of 2.2 million anti-dilutive shares (from a total of 3.2 million potential shares).
(2)	Had there been net income for 2011, weighted average diluted common shares outstanding would have been 62,401.

11. Impact of Catastrophe Costs

Net catastrophe costs represent TRH’s best estimates of the aggregate ultimate costs to be incurred relating to significant catastrophe events based upon information available at the time the estimate was made. These catastrophe cost estimates reflect significant judgment relating to many factors, including the ultimate resolution of certain legal and other issues. Such estimates are often heavily reliant on industry loss predictions, preliminary data from cedants, output from catastrophe modeling software and market share analysis. Due to the preliminary nature of information used to prepare certain of these estimates, among other factors, the ultimate costs that TRH will incur related to these events may differ materially from these estimates. Net catastrophe costs also include estimated changes in net catastrophe costs incurred relating to events occurring in prior years.

Gross and ceded reinstatement premiums serve to increase or decrease, respectively, net premiums written and earned by such amounts in their respective periods. Reinstatement premiums may arise on both assumed and ceded business as a result of contractual provisions found in certain catastrophe excess-of-loss reinsurance contracts that require additional premium to be paid in the event of a loss to reinstate coverage for the remaining portion of the contract period.

Net catastrophe costs in 2011 totaled $851.8 million, $357.2 million of which is related to the March 2011 Tohoku earthquake and resulting tsunami in Japan; $254.4 million of which is related to the February 2011 earthquake in New Zealand; $110.5 million of which is related to fourth quarter 2011 flooding in Thailand; $53.0 million of which is related to first quarter 2011 flooding in Australia and Cyclone Yasi; and $43.3 million of which is related to second quarter 2011 tornado activity in the United States. Net catastrophe costs in 2010 totaled $202.4 million, consisting principally of $118.6 million related to the February 2010 earthquake in Chile; $29.4 million related to the September 2010 earthquake in New Zealand; $22.3 million related to first quarter 2010 storms in Australia and fourth quarter 2010 flooding in Australia; and $13.3 million related to the April 2010 Deepwater Horizon explosion. There were no significant net catastrophe costs for events occurring during 2009.

Summaries of the components of pre-tax net catastrophe costs for 2011, 2010 and 2009 are presented below:

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Net losses and LAE incurred from catastrophe events occurring in:
Current year	$879.6	$207.2	$—
Prior years	3.0	(3.5)	(8.0)

Total net losses and LAE incurred from catastrophe events	882.6	203.7	(8.0)
Net (assumed) ceded reinstatement premiums	(30.8)	(1.3)	2.4

Net catastrophe costs	$851.8	$202.4	$(5.6)

Losses and LAE incurred from catastrophe events:
Gross	$985.8	$287.4	$(0.9)
Ceded	(103.2)	(83.7)	(7.1)

Net	882.6	203.7	(8.0)

Reinstatement premiums:
Gross	(38.0)	(10.0)	3.1
Ceded	7.2	8.7	(0.7)

Net	(30.8)	(1.3)	2.4

Net catastrophe costs	$851.8	$202.4	$(5.6)

A summary of pre-tax net catastrophe costs by segment for 2011, 2010 and 2009 is presented below:

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Domestic	$85.3	$(1.4)	$0.8
International-Europe	189.1	76.5	(5.8)
International-Other	577.4	127.3	(0.6)

Total	$851.8	$202.4	$(5.6)

12. Accumulated Other Comprehensive Income (Loss)

The components of AOCI and changes in such amounts between years are as follows:

	Net Unrealized Appreciation (Depreciation) of Investments without Non-credit OTTI, Net of Tax	Net Unrealized Appreciation (Depreciation) of Investments with Non-credit OTTI, Net of Tax	Retirement Plan Liability Adjustment, Net of Tax	Net Unrealized Currency Translation Gain (Loss), Net of Tax	Accumulated Other Comprehensive Income (Loss)
	(in thousands)
Balance, December 31, 2008	$(212,829)	$—	$—	$(44,861)	$(257,690)
CEA, net of tax (see Note 2(l))	—	(71,569)	—	—	(71,569)
Change during the year	419,505	26,808	—	(47,353)	398,960

Balance, December 31, 2009	206,676	(44,761)	—	(92,214)	69,701
Change during the year	(58,696)	22,597	452	120,561	84,914

Balance, December 31, 2010	147,980	(22,164)	452	28,347	154,615
Change during the year	197,662	(3,570)	(1,208)	(16,553)	176,331

Balance, December 31, 2011	$345,642	$(25,734)	$(756)	$11,794	$330,946

13. Stock-Based Compensation Plans

In 2009, the Board of Directors (the “Board”) adopted, and the stockholders approved, the Transatlantic Holdings, Inc. 2009 Long Term Equity Incentive Plan (the “2009 Plan”). The 2009 Plan permits the granting of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and share awards. The maximum number of shares available for grant under the 2009 Plan is 2,600,000 shares, of which no more than 1,000,000 may be issued in the form of incentive stock options. In addition, the maximum number of options, SARs, performance-based restricted stock units (“Performance RSUs”) and performance share units granted to an individual in any three year calendar period may not exceed 1,000,000 and the maximum dollar amount of cash or the fair market value of shares that any individual may receive in any calendar year in respect to performance units may not exceed $5 million. As of December 31, 2011, there were 798,954 shares of common stock available for issuance in connection with future grants of awards under the 2009 Plan. Shares available for future issuance assume participants will earn the maximum number of Performance RSUs until the actual amounts are determined, at which time, such shares available amount will be adjusted accordingly. Following the closing of the Alleghany Merger, all of TRH’s stock-based compensation will become awards payable in cash as determined by the Alleghany Merger Agreement subject to existing vesting terms. Shares available for future issuance have not been reduced by stock-based compensation related to the retention agreements offered to key officers and employees in 2011 (see Note 19) as no shares have been granted as of December 31, 2011 and the number of shares is currently undeterminable.

TRH also maintains the Transatlantic Holdings Inc. Partners Plan (the “Partners Plan”) and the Transatlantic Holdings, Inc. Senior Partners Plan (the “Senior Partners Plan”). Performance RSUs awarded under the Partners Plan and the Senior Partners Plan were granted from the 2009 Plan or, prior to 2009, from the Transatlantic Holdings, Inc. 2003 Stock Incentive Plan, as amended (the “2003 Plan”).

The 2009 Plan replaced the Transatlantic Holdings, Inc. 2000 Stock Option Plan, as amended, (the “2000 Plan”) and the 2003 Plan. No further awards can be granted under the 2000 Plan or the 2003 Plan.

In 2008, the Board adopted, and the stockholders approved, the Transatlantic Holdings, Inc. 2008 Non-Employee Directors’ Stock Plan (the “Non-Employee Directors’ Plan”). The Non-Employee Directors’ Plan provides that equity-based or equity-related awards can be granted to non-employee directors as determined by the Compensation Committee of the Board (the “Compensation Committee”). The maximum number of shares available for grant under the Non-Employee Directors’ Plan is 100,000. As of December 31, 2011, there were 44,933 shares of common stock available for issuance in connection with future grants of awards under the Non-Employee Directors’ Plan.

At December 31, 2011, TRH had awards outstanding from six stock-based compensation plans: (a) the 2009 Plan; (b) the 2000 Plan; (c) the 2003 Plan; (d) the Non-Employee Directors’ Plan; (e) the Transatlantic Holdings, Inc. 1990 Employee Stock Purchase Plan, as amended (the “Stock Purchase Plan”); and (f) the 2010 U.K. Sharesave Plan (the “Sharesave Plan”).

Expenses relating to stock-based compensation arrangements totaled $28.1 million, $35.3 million and $13.2 million in 2011, 2010 and 2009, respectively. Income tax benefits recognized related to stock-based compensation arrangements totaled $9.7 million, $12.3 million and $4.5 million in 2011, 2010 and 2009, respectively.

Net cash (paid) received from exercises of stock-based compensation was ($5.7) million in 2011, insignificant in 2010 and $1.6 million during 2009. The net cash paid from exercises of stock-based compensation is due to the payment of the employee portion of withholding taxes to governmental authorities on vested restricted stock units. TRH has not paid out any cash to settle share-based payment awards in 2011, 2010 or 2009. Cash savings resulting from excess tax benefits were insignificant in 2011 and totaled $0.3 million and $0.2 million in 2010 and 2009, respectively.

Income tax benefits realized by TRH on stock-based compensation exercises totaled $6.4 million, $2.6 million and $0.8 million in 2011, 2010 and 2009, respectively.

Historically, TRH has settled stock-based compensation exercises through the issuance of new shares.

The impact on the financial statements of the Stock Purchase Plan and the Sharesave Plan was not material to TRH in 2011, 2010 and 2009. A discussion of the more significant stock-based compensation awards follows.

(a) Stock Options

No options were granted in 2011, 2010 or 2009. In earlier years, options to purchase the Company’s common stock (“TRH shares”) were granted to certain key employees and non-employee directors at prices not less than the New York Stock Exchange (“NYSE”) closing price on the date of grant under the 2000 Plan. In general, 25% of the options become exercisable on the anniversary date of the grant in each of the four years following the grant and expire 10 years from the date of grant.

A summary of the status of options granted as of December 31, 2011 and the changes since January 1, 2011 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (in thousands)
Outstanding, January 1, 2011	2,024,855	$63.00
Granted	—	—
Exercised	(1,875)	52.68
Forfeited or expired	(232,933)	72.52

Outstanding, December 31, 2011	1,790,047	61.77	3.0 years	$503

Exercisable, December 31, 2011	1,740,672	61.57	2.9 years	503

The aggregate intrinsic value of options exercised (the aggregate amount by which the market price of TRH shares at the time of exercise exceeded the exercise price of options exercised) was insignificant in 2011 and totaled $0.2 million and $1.6 million in 2010 and 2009, respectively. A total of approximately 102,000, 102,000 and 167,000 options vested in 2011, 2010 and 2009, respectively, with aggregate grant-date fair values of $2.2 million, $2.2 million and $3.6 million in 2011, 2010 and 2009, respectively.

As of December 31, 2011, there was $0.1 million of total unrecognized compensation costs relating to options granted but not yet vested. Compensation expense for options granted is recognized on a straight-line basis. These costs are expected to be recognized over a weighted average period of 0.1 years.

(b) Service-Based Restricted Stock Units (“Service RSUs”) and Performance RSUs

Service RSUs and Performance RSUs have been granted under the 2009 Plan, the Non-Employee Directors’ Plan and the 2003 Plan to officers, employees and directors of TRH. A summary of the status of the Service RSUs and Performance RSUs granted as of December 31, 2011 and the changes since January 1, 2011 are presented below:

	Number of Units		Weighted Average Grant Date Fair Value
	Service RSUs	Performance RSUs	Service RSUs	Performance RSUs
Unvested, January 1, 2011	794,396	1,009,360	$46.42	$49.14
Granted	105,028	185,975	43.93	43.89
Net additional RSUs resulting from satisfaction of performance condition	—	24,760	—	31.91
Vested	(215,654)	(158,216)	56.40	63.14
Forfeited or expired	(5,900)	(477)	44.17	65.98

Unvested, December 31, 2011	677,870	1,061,402	42.89	45.74

	Service RSUs	Performance RSUs
Unvested RSUs as of December 31, 2011:
Weighted average remaining contractual life	0.8 years	1.0 years
Aggregate intrinsic value (in thousands)	$37,100	$58,091

The Company reserves the right to make payments for the Service RSUs and Performance RSUs in TRH shares or the cash equivalent of the fair value of such shares on the date of vesting.

(1)	Service RSUs

Service RSUs have vesting dates ranging from one to four years from the date of grant. As of December 31, 2011, the great majority of Service RSUs will vest on the third anniversary of the date of grant for those grantees with continued employment through such date. The fair values of Service RSUs were estimated on the date of grant based on the NYSE closing price of TRH shares on the date of grant.

The number of Service RSUs granted and vested in 2011, 2010 and 2009 were as follows:

	Years Ended December 31,
	2011	2010	2009
Granted	105,028	311,640	411,390
Vested	215,654	112,859	21,552

As of December 31, 2011, there was $8.4 million of total unrecognized compensation costs relating to Service RSUs granted but not yet vested. These costs are expected to be recognized over a weighted average period of 1.4 years.

(2)	Performance RSUs

Under the Partners Plan through 2010, the Compensation Committee awarded to senior executives Performance RSUs with a two-year performance period (“Two-Year Performance RSUs”) that pay out in TRH shares if performance goals for a specified period are satisfied. Each Two-Year Performance RSU converts into one TRH share. Two-Year Performance RSUs operate on the basis of successive overlapping two year performance periods, with a new period beginning each year. Recipients earn

Performance RSUs based on the growth in adjusted book value per share of TRH shares (“BVPS Growth”) during the performance period. Based on the percentage of the BVPS Growth target achieved over the performance period, recipients can earn from 25% to 150% of the awarded number of Performance RSUs. No Performance RSUs will be earned if BVPS Growth is less than 25% of target.

A summary of unvested Two-Year Performance RSUs grants as of December 31, 2011 follows:

Year Granted	Performance Period Beginning	Performance Period End	Performance RSUs Granted	Maximum Number of Performance RSUs Available to be Earned	Actual Performance RSUs Earned	Unvested Earned Performance RSUs Vest on January 1,
2006	January 1, 2006	December 31, 2007	42,925	64,387	64,387	2012
2006	January 1, 2007	December 31, 2008	87,683	131,525	100,913	2013
2008	January 1, 2008	December 31, 2009	92,925	139,388	120,374	2012
2009	January 1, 2009	December 31, 2010	201,200	301,800	296,925	2012 and 2013
2010	January 1, 2010	December 31, 2011	220,850	331,275	205,698	2013 and 2014

Under the Partners Plan and Senior Partners Plan, the Compensation Committee awarded to senior executives Performance RSUs with a three-year performance period (“Three-Year Performance RSUs”) that pay out in TRH shares if performance goals for a specified period are satisfied. Three-Year Performance RSUs were granted under the Partners Plan in 2011 and under the Senior Partners Plan in years prior to 2011. Each Three-Year Performance RSU converts into one TRH share. Three-Year Performance RSUs operate on the basis of successive overlapping three year performance periods, with a new period beginning each year. Recipients earn Performance RSUs based on BVPS Growth during the performance period. Based on the percentage of the BVPS Growth target achieved over the performance period, recipients can earn from 25% to 150% of the awarded number of Performance RSUs for Three-Year Performance RSUs granted under the Partners Plan and 25% to 200% of the awarded number of Performance RSUs for Three-Year Performance RSUs granted under the Senior Partners Plan. No Performance RSUs will be earned if BVPS Growth is less than 25% of target for the Partners Plan or 50% of target for the Senior Partners Plan.

A summary of unvested Three-Year Performance RSUs grants as of December 31, 2011 follows:

Year Granted	Performance Period Beginning	Performance Period End	Performance RSUs Granted	Maximum Number of Performance RSUs Available to be Earned	Actual Performance RSUs Earned		Unvested Earned Performance RSUs Vest on January 1,
2006	January 1, 2006	December 31, 2008	12,000	24,000	21,552		2012
2007	January 1, 2007	December 31, 2009	27,000	54,000	48,090		2013
2008	January 1, 2008	December 31, 2010	31,500	63,000	50,866		2012
2009	January 1, 2009	December 31, 2011	63,300	126,600	103,212		2012 and 2013
2010	January 1, 2010	December 31, 2012	69,000	138,000	N/A	(1)	2013 and 2014
2011	January 1, 2011	December 31, 2013	185,975	278,939	N/A	(1)	2014

(1)	Amount undeterminable as of December 31, 2011 as the performance period has not yet ended.

The fair values of Performance RSUs are estimated based on the NYSE closing price of TRH shares on the date of grant.

158,216 and 42,960 performance RSUs vested in 2011 and 2010, respectively. No performance RSUs vested in 2009.

As of December 31, 2011, there was $11.2 million of total unrecognized compensation costs relating to Performance RSUs granted but not yet vested. Compensation expense for Performance RSUs is recognized on a straight-line basis. These costs are expected to be recognized over a weighted average period of 1.6 years.

14. Related Party Transactions with AIG

Through March 15, 2010, AIG was considered a related party of TRH. (See Note 1.) After March 15, 2010, the AIG Group ceased to be a related party of TRH. TRH had service and expense agreements and certain other agreements with the AIG Group which provide for the reimbursement to the AIG Group of certain administrative and operating expenses which include, but are not limited to, investment advisory, investment recordkeeping, cash management services, office space and human resource related activities. Most of these service and expense agreements have ceased on various dates in 2009. Under the guidance of TRH’s Finance and Investment Committee of the Board and senior management, the AIG Group acted as financial advisors and managers of TRH’s investment portfolio through June 30, 2009. Effective July 1, 2009, TRH employed a third party not affiliated with AIG to provide these services. In 2009, $8.9 million of operating and investment expenses relate to services provided by the AIG Group under these agreements. There were no material operating or investment expenses related to services provided by the AIG Group in 2011 or 2010.

Gross premiums written originated by the AIG Group and ceded to TRH from contracts that were entered into while the AIG Group was a related party were immaterial in 2011 and totaled approximately $196 million (4.8%) and $263 million (6.3%) in 2010 and 2009, respectively. These amounts exclude (a) premiums assumed that initially were insured by AIG subsidiaries as a result of TRH’s marketing efforts and then ceded to TRH by prearrangement; (b) amounts assumed from an AIG subsidiary and ceded in an equal amount to other AIG subsidiaries; and (c) all premiums from contracts that were effective after March 15, 2010. The amount of premiums assumed that initially were insured by AIG subsidiaries as a result of TRH’s marketing efforts and then ceded to TRH by prearrangement are not material. (See Note 16 for the amount of premiums assumed from an AIG subsidiary and ceded in an equal amount to other AIG subsidiaries.)

15. Dividend Restriction and Statutory Financial Data

The payment of dividends and interest on the Senior Notes by the Company is generally dependent on the ability of its subsidiaries to pay dividends. The payment of dividends by TRC and its wholly-owned subsidiaries, TRZ and Fair American, is restricted by insurance regulations. Under New York insurance law, TRC and Fair American may pay dividends only out of their statutory earned surplus. Such dividends are limited by statutory formula unless otherwise approved by the New York State Department of Financial Services (the “NYS DFS”). The statutory surplus of TRC includes the statutory surplus of Fair American since all the capital stock of Fair American is owned by TRC. Ordinarily, based on TRC’s statutory surplus at year-end

2011, TRC could pay dividends of approximately $384 million annually to the Company during 2012 without regulatory approval. For 24 months following the closing of the Alleghany Merger, TRC can pay $200 million of dividends annually to the Company without regulatory approval, and will need the prior approval of the NYS DFS in order to declare dividends to the Company in excess of $200 million.

Statutory surplus and net (loss) income were as follows:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
TRC
Statutory surplus	$3,843,832	$4,325,438	$4,016,064
Statutory net (loss) income	(15,319)	355,848	415,534
Fair American (formerly Putnam Reinsurance Company)
Statutory surplus	233,050	226,629	203,507
Statutory net income	3,626	24,145	33,055

TRC and Fair American each prepare statutory financial statements in accordance with accounting practices prescribed or permitted by New York—their state of domicile. Prescribed statutory accounting practices are discussed in a variety of publications of the National Association of Insurance Commissioners (“NAIC”), as well as in state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. As required by the State of New York, TRC and Fair American use the Codification of Statutory Accounting Principles as primary guidance on statutory accounting. All material statutory accounting practices of TRC and Fair American are prescribed in the authoritative literature described above.

16. Reinsurance Ceded

In the normal course of business, TRH generally purchases reinsurance from its retrocessionnaires to reduce the effect of individual or aggregate losses, to reduce volatility in specific lines, to improve risk adjusted portfolio returns and to increase gross premium writings and risk capacity without requiring additional capital.

TRH’s ceded reinsurance agreements consist of pro rata and excess-of-loss contracts. Under pro rata reinsurance, TRH and its retrocessionnaires share premiums, losses and expenses in an agreed upon proportion. For consideration, generally based on a percentage of premiums of the individual policy or policies subject to the reinsurance agreement, excess-of-loss contracts provide reimbursement to TRH for losses in excess of a predetermined amount up to a predetermined limit.

Premiums written, premiums earned and losses and LAE incurred are comprised as follows:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Gross premiums written	$4,034,800	$4,132,931	$4,203,777

Ceded premiums written:
Related parties(1)	(1,946)	(152,572)	(133,625)
Other	(173,287)	(98,666)	(84,051)

	(175,233)	(251,238)	(217,676)

Net premiums written	$3,859,567	$3,881,693	$3,986,101

Gross premiums earned	$4,058,723	$4,095,795	$4,283,797

Ceded premiums earned:
Related parties(1)	(63,540)	(141,165)	(156,137)
Other	(175,721)	(96,010)	(88,578)

	(239,261)	(237,175)	(244,715)

Net premiums earned	$3,819,462	$3,858,620	$4,039,082

Gross incurred losses and LAE(2)	$3,290,786	$2,863,633	$2,747,213
Reinsured losses and LAE ceded(2)	(34,385)	(181,859)	(68,042)

Net losses and LAE incurred	$3,256,401	$2,681,774	$2,679,171

(1)	Premiums written and earned that were ceded to related parties represent amounts from contracts with the AIG Group with effective dates of March 15, 2010 or earlier.
(2)	See Note 11 of Notes to Consolidated Financial Statements for gross and ceded catastrophe losses.

Gross premiums written and earned, ceded premiums written and earned, gross incurred losses and LAE and reinsured losses and LAE ceded include amounts, which, by prearrangement with TRH, were assumed from an AIG subsidiary and then ceded in an equal amount to other AIG subsidiaries. Gross premiums written and ceded premiums written include $68 million, $153 million and $129 million in 2011, 2010 and 2009, respectively, relating to such arrangements. Gross premiums earned and ceded premiums earned include $130 million, $139 million and $151 million in 2011, 2010 and 2009, respectively, relating to such arrangements. Gross incurred losses and LAE and reinsured losses and LAE ceded include ($143) million, $41 million and $40 million in 2011, 2010 and 2009, respectively, relating to such arrangements.

A significant portion of the above amounts are considered related party transactions. (See Note 14.) In 2010 and 2009, all ceded premiums written, ceded premiums earned and reinsured losses and LAE ceded from the above arrangements were related party transactions with the AIG Group as they were from contracts with effective dates of March 15, 2010 or earlier. While the arrangements continued in 2011, only the portion related to contracts with effective dates of March 15, 2010 or earlier are considered related party transactions with the AIG Group. In 2011, $2 million of ceded premiums written, $65 million of ceded premiums earned and ($159) million of reinsured losses and LAE ceded from these arrangements were related party transactions. In 2011, 2010 and 2009, related party cessions to the AIG Group, other than amounts related to the above arrangements, were not material.

In the fourth quarter of 2011, TRH terminated such agreements with the subsidiaries of AIG. The 2011 amounts above include the following impacts of the termination, (a) gross premiums written were decreased by $86.4 million for the settlement of all remaining unearned premiums and ceded premiums written were decreased by $86.4 million for the settlement of related prepaid reinsurance premiums, with no impact on net premiums written; and (b) gross losses and LAE incurred were decreased by $250.9 million for the settlement of all remaining gross loss reserves related to these agreements and reinsured losses and LAE ceded was decreased by $250.9 million for the settlement of all remaining reinsurance recoverables, with no net impact on net losses and LAE incurred. There was no impact on gross, ceded or net premiums earned from the termination of these agreements.

Amounts recoverable from retrocessionnaires are recognized in a manner consistent with the claims liabilities associated with the retrocession and are presented on the balance sheet as reinsurance recoverable on paid and unpaid losses and LAE. Such balances at December 31, 2011 and 2010 are comprised as follows:

	As of December 31,
	2011	2010
	(in thousands)
Reinsurance recoverable on paid losses and LAE	$43,362	$25,897
Reinsurance recoverable on unpaid losses and LAE	487,940	793,837

Total	$531,302	$819,734

Ceded reinsurance arrangements do not relieve TRH from its obligations to the insurers and reinsurers from whom it assumes business. The failure of retrocessionnaires to honor their obligations could result in losses to TRH; consequently, an allowance has been established for estimated unrecoverable reinsurance on paid and unpaid losses totaling $12.0 million as of December 31, 2011 and 2010. Write-offs of reinsurance recoverable on paid and unpaid losses and LAE in 2011 and 2010 were not material. At December 31, 2011, $12.2 million of the total reinsurance recoverable balance was overdue by more than 90 days, $6.4 million of which was collateralized. At December 31, 2010, $8.2 million of the total reinsurance recoverable balance was overdue by more than 90 days, of which $2.2 million was collateralized.

To estimate the allowance for unrecoverable reinsurance on paid and unpaid losses, TRH uses a default analysis. The primary components of the default analysis are reinsurance recoverable balances by reinsurer, net of collateral, and default factors used to determine the portion of a reinsurer’s balance deemed uncollectible. Default factors require considerable judgment and are determined using the current rating, or rating equivalent, of each reinsurer as well as other key considerations and assumptions. The use of different assumptions within TRH’s approach could have a material effect on the provision for unrecoverable reinsurance reflected in the Consolidated Financial Statements. To the extent the creditworthiness of TRH’s reinsurers were to deteriorate due to an adverse event, such as a large number of major catastrophes, actual uncollectible amounts could be significantly greater than the provision for uncollectible reinsurance. Such an event could have a material adverse effect on TRH’s financial condition, results of operations, and cash flows.

Under its reinsurance security policy, TRH seeks to cede business to reinsurers generally rated “A-” or better. TRH considers reinsurers that are not rated or do not fall within the above rating categories and may grant exceptions to TRH’s general policy on a case-by-case basis. At December 31, 2011, approximately 94% of total reinsurance recoverable on paid and unpaid losses and LAE balances were due from reinsurers rated “A-” or better and 6% were due from reinsurers which were rated below “A-” or were not rated.

With respect to reinsurance recoverable on paid and unpaid losses and LAE, TRH is the beneficiary of substantial amounts of funds held, trust agreements and letters of credit collateralizing reinsurance recoverables with respect to certain reinsurers. At December 31, 2011 and 2010, such funds held, trust agreements and letters of credit secured $95.2 million and $352.1 million, respectively, of TRH’s reinsurance recoverable on paid and unpaid losses. No uncollateralized amounts recoverable from a single retrocessionnaire are considered material to the financial position of TRH.

17. Segment Information

TRH conducts its business and assesses performance through segments organized along geographic lines. The Domestic segment principally includes financial data from branches in the United States except Miami, as well as revenues and expenses of the Company (including interest expense on the Senior Notes and merger-related costs). (See Notes 8 and 3.)

Prior to 2011, financial information for the Sydney branch was included in the London branch as part of the International-Europe segment. Sydney branch financial information for prior periods was not material. In 2011, Sydney is more appropriately considered a segment for financial reporting purposes and is aggregated with other segments that are generally not material in International-Other. Segment information for periods prior to 2011 has been revised to conform to the current segment presentation. Financial data from the London and Paris branches and from TRZ are reported in the aggregate as International-Europe and considered as one segment due to operational and regional similarities. Data from the Miami (which serves Latin America and the Caribbean), Toronto, Hong Kong, Tokyo and Sydney branches are grouped as International-Other and represent the aggregation of segments that are generally not material. In each segment, property and casualty reinsurance is provided to insurers and reinsurers on a treaty and facultative basis, through brokers or directly to ceding companies.

A significant portion of the assets and liabilities of TRH’s international operations relate to the countries where ceding companies and reinsurers are located. Most investments are located in the country of domicile of these operations. In addition to licensing requirements, TRH’s international operations are regulated in various jurisdictions with respect to currency, amount and type of security deposits, amount and type of reserves and amount and type of local investment. Regulations governing constitution of technical reserves and remittance balances in some countries may hinder remittance of profits and repatriation of assets. International operations and assets held abroad may be adversely affected by political and other developments in foreign countries, including possibilities of tax changes, nationalization and changes in regulatory policy, as well as by consequences of hostilities and unrest. The risks of such occurrences and their overall effect upon TRH vary from country to country and cannot easily be predicted.

While the majority of premium revenues and assets relate to the regions where particular offices are located, a significant portion of such amounts may be derived from other regions of the world.

In addition, three large international brokers, respectively, accounted for assumed premiums equal to 24%, 18% and 11% in 2011, 25%, 18% and 9% in 2010 and 26%, 16% and

8% in 2009, of consolidated revenues, with a significant portion in each segment. In each year, premiums brokered by companies acquired are included in the calculated percentages of the acquiror starting in the year of acquisition as if such acquisition had occurred on January 1 of that year.

The following table is a summary of financial data by segment:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Domestic:
Net premiums written	$1,873,330	$1,949,520	$2,051,053
Net premiums earned(1)	1,859,820	1,966,543	2,064,778
Net investment income	291,560	320,469	309,747
Realized net capital gains (losses)	75,759	49,568	(54,923)
Revenues	2,225,960	2,336,465	2,329,471
Net losses and LAE	1,239,325	1,318,584	1,364,082
Underwriting expenses(2)	522,079	565,069	565,250
Underwriting profit(3)(4)	98,416	82,890	135,446
Income before income taxes(5)	233,593	354,055	327,070
Identifiable assets(7)	9,835,150	9,749,420	9,412,298
International-Europe:
Net premiums written	$1,408,520	$1,362,067	$1,382,426
Net premiums earned	1,340,232	1,337,360	1,419,888
Net investment income	122,259	113,337	120,685
Realized net capital gains (losses)	10,147	(8,893)	(12,642)
Revenues	1,472,638	1,441,804	1,527,931
Net losses and LAE	1,129,926	983,250	1,055,313
Underwriting expenses(2)	363,498	341,976	359,210
Underwriting (loss) profit(3)(4)	(153,192)	12,134	5,365
(Loss) income before income taxes	(20,495)	115,306	113,597
Identifiable assets(7)	4,479,078	4,105,289	3,943,683
International-Other(6):
Net premiums written	$577,717	$570,106	$552,622
Net premiums earned	619,410	554,717	554,416
Net investment income	43,739	39,741	36,970
Realized net capital gains (losses)	2,694	(10,574)	(3,076)
Revenues	665,843	583,884	588,310
Net losses and LAE	887,150	379,940	259,776
Underwriting expenses(2)	207,357	200,501	174,045
Underwriting (loss) profit(3)(4)	(475,097)	(25,724)	120,595
(Loss) income before income taxes	(427,765)	3,427	155,366
Identifiable assets(7)	1,620,445	1,850,645	1,587,678
Consolidated:
Net premiums written	$3,859,567	$3,881,693	$3,986,101
Net premiums earned(1)	3,819,462	3,858,620	4,039,082
Net investment income	457,558	473,547	467,402
Realized net capital gains (losses)	88,600	30,101	(70,641)
Revenues	4,364,441	4,362,153	4,445,712
Net losses and LAE	3,256,401	2,681,774	2,679,171
Underwriting expenses(2)	1,092,934	1,107,546	1,098,505
Underwriting (loss) profit(3)(4)	(529,873)	69,300	261,406
(Loss) income before income taxes(5)	(214,667)	472,788	596,033
Identifiable assets(7)	15,934,673	15,705,354	14,943,659

(1)	Net premiums earned from the AIG Group from contracts with effective dates of March 15, 2010 or prior (when the AIG Group was a related party) were approximately $91.2 million, $244.6 million and $334.0 million in 2011, 2010 and 2009, respectively, and are included mainly in Domestic. (See Notes 1 and 14 of Notes to Consolidated Financial Statements.)
(2)	Underwriting expenses represent the sum of net commissions, (increase) decrease in deferred policy acquisition costs and other underwriting expenses.
(3)	Underwriting profit (loss) represents net premiums earned less net losses and LAE and underwriting expenses.
(4)	See Note 11 of Notes to Consolidated Financial Statements for net catastrophe costs by segment.
(5)	Includes merger-related costs. (See Note 3 of Notes to Consolidated Financial Statements.)
(6)	The Miami, Tokyo and Sydney branch segment data are each considered significant for at least one of the periods presented. Certain key Miami, Tokyo and Sydney data elements which are included in International-Other are as follows:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Miami:
Revenues	$257,597	$243,326	$269,435
Income (loss) before income taxes	36,109	(55,814)	71,924
Identifiable assets as of December 31	514,755	549,747	478,751
Tokyo:
Revenues	$98,730	$86,808	$83,327
(Loss) income before income taxes	(293,923)	38,522	39,061
Identifiable assets as of December 31	249,500	232,772	179,272
Sydney:
Revenues	$52,623	$43,122	$26,869
(Loss) income before income taxes	(201,070)	(16,948)	10,023
Identifiable assets as of December 31	142,208	114,128	94,442

(7)	As of December 31.

Net premiums earned by major product line are as follows:

	Years Ended December 31,
	2011	2010	2009
	(in thousands)
Casualty:
Other liability(1)	$949,491	$1,080,979	$1,037,628
Accident and health	366,772	411,565	399,267
Medical malpractice	336,163	313,559	359,030
Auto liability	297,884	217,632	274,543
Ocean marine and aviation	292,046	256,871	305,785
Surety and credit	203,521	206,425	222,931
Other	194,041	235,078	246,785

Total casualty	2,639,918	2,722,109	2,845,969

Property:
Fire	566,262	492,026	544,641
Allied lines	394,589	385,079	342,125
Homeowners multiple peril	65,216	74,507	77,473
Earthquake	55,742	51,056	61,550
Auto physical damage	62,630	105,022	130,989
Other	35,105	28,821	36,335

Total property	1,179,544	1,136,511	1,193,113

Total	$3,819,462	$3,858,620	$4,039,082

(1)	A large majority of the amounts within the other liability line relates to complex risks such as E&O and D&O, to general casualty risks and, to a lesser extent, environmental impairment liability.

18. Commitments and Contingent Liabilities

(a) Legal Proceedings

TRH, in common with the reinsurance industry in general, is subject to litigation in the normal course of its business. TRH does not believe that any pending litigation will have a material adverse effect on its consolidated results of operations, financial position or cash flows.

In the ordinary course of business, TRH is involved in lawsuits, arbitrations and other formal and informal dispute resolution procedures, the outcomes of which will determine TRH’s rights and obligations under reinsurance agreements and other more general contracts. In some disputes, TRH seeks to enforce its rights under an agreement or to collect funds due to TRH. In other matters, TRH is resisting attempts by others to enforce alleged rights. Such disputes are resolved through formal and informal means, including litigation, arbitration and mediation.

In all such matters, TRH believes that its positions are legally and commercially reasonable. TRH also regularly evaluates those positions, and where appropriate, establishes or adjusts loss reserves to reflect its evaluation. TRH’s aggregate loss reserves take into account the possibility that TRH may not ultimately prevail in each and every disputed matter. TRH takes into consideration changes in judicial interpretation of legal liability and policy coverages, changes in claims handling practices and inflation. TRH considers not only monetary increases in the cost of what it reinsures, but also changes in societal factors that influence jury verdicts and case law, TRH’s approach to claim resolution, and, in turn, claim costs. TRH believes its aggregate loss reserves reduce the potential that an adverse resolution of one or more of these matters, at any point in time, would have a material impact on TRH’s financial condition, results of operations or cashflows. However, there can be no assurance that adverse resolutions of such matters in any one period or in the aggregate will not result in a material adverse effect on TRH’s results of operations, financial condition or cashflows.

In addition, from time to time, regulators commence investigations into insurance and reinsurance-industry practices. TRH has cooperated, and will continue to cooperate, in producing documents and other information in response to subpoenas and other requests. While TRH does not believe that any of these inquiries will have a material impact on TRH’s business or financial results, it is not possible to predict with any certainty at this time what impact, if any, these inquiries may have on TRH’s business or financial results.

(1)	Stockholder Legal Proceedings Related to the Allied World Merger Agreement and the Alleghany Merger Agreement

In connection with the since-terminated Allied World Merger Agreement, five putative stockholder class action lawsuits were filed against the Company and the members of the Board challenging the merger contemplated by the Allied World Merger Agreement. Each lawsuit named the Company, the members of the Board, and Allied World as defendants. Four of the lawsuits also named GO Sub as a defendant, and one of the lawsuits named a former director of the Company as a defendant. Each of the lawsuits asserted that the members of the Board breached a fiduciary duty in connection with the approval of the Allied World Merger, and that Allied World and its subsidiaries aided and abetted the alleged breaches of a fiduciary duty. One of the lawsuits also alleged that the Company aided and abetted its directors’ alleged breach of a fiduciary duty. The lawsuits sought to enjoin the Allied World Merger, among other relief.

On June 29, 2011, defendants moved to dismiss or stay the three New York actions in favor of the virtually identical proceedings pending in the Delaware Court of Chancery. On July 25, 2011, the plaintiffs in the three New York actions moved to consolidate those actions into a single action. On October 18, 2011, the parties stipulated that each of these actions would be discontinued without prejudice. The Court entered the parties’ stipulation the following day.

On July 21, 2011, Vice Chancellor Parsons of the Court of Chancery of the State of Delaware entered an order consolidating the two Delaware actions. Under that order, the Delaware plaintiffs filed a consolidated amended complaint on August 1, 2011 alleging that the Board breached a fiduciary duty by approving certain deal measures that purportedly privileged the Allied World Merger over other potential proposals, including a proposal from Validus Holdings, Ltd. (“Validus”), and by allegedly failing to include material information in the Company’s proxy materials, and that Allied World and GO Sub aided and abetted such breaches. Additionally, on August 1, 2011, the Delaware plaintiffs filed a motion to expedite proceedings and a motion for a preliminary injunction, both of which the Company opposed. At a conference held on August 22, 2011, the court declined to set a hearing date on the Delaware plaintiffs’ motion for a preliminary injunction and, except for a very narrow issue, denied the Delaware plaintiffs’ motion for expedited discovery.

On October 10, 2011, the Delaware plaintiffs filed a second consolidated amended complaint alleging that the Board breached a fiduciary duty (and that Allied World and GO Sub aided and abetted such breach) by, among other things, adopting and refusing to rescind a shareholder rights plan, approving certain payments to Allied World in conjunction with the Termination Agreement and approving a share repurchase program. The second amended complaint also asserted derivative claims for breach of fiduciary duty against the Board, Allied World and GO Sub, a claim for unjust enrichment against Allied World and GO Sub, and a derivative claim for declaratory relief that the Termination Agreement is null and void. The lawsuit sought the return of any payments from the Company to Allied World pursuant to the Termination Agreement, among other relief. On October 24, 2011, defendants moved to dismiss the second consolidated amended complaint.

On December 21, 2011, the Delaware plaintiffs filed their third consolidated amended complaint. This third consolidated amended complaint added Alleghany and Shoreline as defendants, and alleged that the members of the Board breached a fiduciary duty in connection with the approval of the Alleghany Merger and that Alleghany and Shoreline aided and abetted the alleged breaches of fiduciary duty. In addition, this third consolidated amended complaint retained its allegations against Allied World and its subsidiaries. On January 6, 2012, defendants moved to dismiss the third consolidated amended complaint.

In connection with the Alleghany Merger Agreement, two additional putative stockholder class action lawsuits were filed against the Company and the members of the

Board challenging the merger contemplated by the Alleghany Merger Agreement. These lawsuits asserted that the members of the Board breached a fiduciary duty in connection with the approval of the Alleghany Merger and that the Company, Alleghany and Shoreline aided and abetted the alleged breaches of fiduciary duty. On January 4, 2012, the Company and the Board filed a motion to dismiss or stay one of the lawsuits.

On January 30, 2012, the Company entered into a memorandum of understanding with the plaintiffs regarding the settlement of these putative stockholder class actions against the Company and its directors, Alleghany, Shoreline, Allied World and GO Sub. The Company agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the Alleghany Merger. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Court of Chancery of the State of Delaware will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the Alleghany Merger, the Alleghany Merger Agreement, and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the Delaware General Corporation Law), among other claims, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Court of Chancery of the State of Delaware for an award of attorneys’ fees and expenses to be paid by the Company or its successor, which the defendants may oppose. The Company or its successor will pay or cause to be paid any attorneys’ fees and expenses awarded by the Court of Chancery of the State of Delaware. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court of Chancery of the State of Delaware will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

(2)	Validus Holdings, Ltd. v. Transatlantic Holdings, Inc., et al. (Court of Chancery of the State of Delaware)

On August 10, 2011, Validus filed a complaint in Delaware Chancery Court against the Company, the Board, Allied World and GO Sub. The complaint alleges that the Company and the Board breached their fiduciary duties (and that Allied World and GO Sub aided and abetted such breaches) (a) by requiring Validus to execute a confidentiality agreement containing a standstill provision prior to engaging in negotiations with Validus and (b) as a result of the Company’s and Allied World’s various disclosures regarding both the proposed merger with Allied World and Validus’ proposal, which Validus alleges include false and misleading statements. On August 16, 2011, Validus filed a Motion for Preliminary Injunction and a Motion for Expedited Proceedings, both of which the Company opposed. At a conference held on August 22, 2011, the court declined to set a hearing date on Validus’ motion for a preliminary injunction and indicated that it was unlikely to conclude that Validus asserted a colorable claim for breach of fiduciary duty based on the Company’s requirement that Validus enter into a confidentiality agreement with a standstill provision. On August 24, 2011, Validus withdrew its motion for expedited proceedings. On September 6, 2011, the Company and the Board moved to dismiss the complaint.

The Company and the Board believe this lawsuit is without merit and intend to defend against it vigorously.

(3)	Transatlantic Holdings, Inc. v. Validus Holdings Ltd. (U.S. District Court for the District of Delaware)

On July 28, 2011, the Company filed a lawsuit in the United States District Court for the District of Delaware against Validus alleging that Validus violated Sections 14(a) and (e) of the Securities Exchange Act of 1934 (“Securities Exchange Act”) and Section 11 of the Securities Act of 1933 by making materially false and/or misleading statements in its proxy and tender offer materials filed with the Securities and Exchange Commission. The lawsuit seeks, among other relief, an order: (a) compelling Validus to correct the material false and/or misleading statements it has made in connection with both its proxy and tender offer materials; and (b) prohibiting Validus from acquiring or attempting to acquire shares of the Company until its misstatements have been corrected. On August 10, 2011, Validus filed a motion to dismiss the Company’s lawsuit. On September 12, 2011, the Company filed an amended complaint against Validus and two Validus executives alleging that Validus and the executives violated Section 14(a) of the Securities Exchange Act by making materially false and/or misleading statements in its proxy and tender offer materials filed with the Securities and Exchange Commission and seeking a declaration that the Company’s Schedule 14(D)-9 filed with the Securities and Exchange Commission complies with Section 14(d)(1) of the Securities Exchange Act. Pursuant to a stipulation filed with the court on October 3, 2011, the parties agreed, among other things, that Validus’ motion to dismiss would be withdrawn as moot and that the Company could file an amended complaint after October 31, 2011.

(4)	Other Legal Proceedings

On January 26, 2012, the Company reached an agreement with AIG to settle a dispute, previously in arbitration, which arose as a result of losses claimed by TRH from its participation in a securities lending program administered and managed by AIG. The agreement calls for the parties to attempt to reach a mediated settlement involving the securities lending program, along with various other business issues that were not the subject of the arbitration proceedings. If a mediated settlement is not reached, the parties have agreed that the mediator will determine the amount of a settlement payment to TRH by June 1, 2012 with respect to the securities lending claims alone within a range between $45 million and $125 million. TRH will record the benefit resulting from this settlement when the final outcome is determined. The agreement settles all of the claims in the arbitration without any admission of liability by any party.

On September 15, 2011, TRC entered into a negotiated settlement and commutation with United Guaranty Residential Insurance Company, United Guaranty Mortgage Indemnity Company, United Guaranty Credit Insurance Company and United Guaranty Residential Insurance Company of North Carolina (collectively, “UGC”) with respect to arbitration proceedings involving certain contracts related to subprime mortgages and credit default insurance pursuant to which UGC purchased reinsurance from TRC. The negotiated settlement reduced 2011 net premiums written and net premiums earned by $19 million, net losses and loss adjustment expenses incurred in respect of losses occurring in prior years by $61 million and net commissions by $3 million, resulting in a pre-tax net benefit to (loss) income before income taxes of $45 million.

(b) Commercial Commitments

In the normal course of business, TRH has letters of credit outstanding as of December 31, 2011 totaling $44.9 million. These letters of credit are provided to secure certain loss reserves and other balances due to ceding companies. Where TRH provides a letter of credit, it is generally contractually obligated to continue to provide a letter of credit to the ceding company in the future to secure certain reserves and other balances.

(c) Leases

As of December 31, 2011, the future minimum lease payments (principally for leased office space) under various long-term operating leases were as follows:

Future Minimum Lease Payments
(in thousands)
2012	$13,550
2013	12,921
2014	12,303
2015	11,804
2016	10,318
Remaining years after 2016 (from 2017 to 2022)	44,447

Total	$105,343

Rent expense approximated $12.7 million, $12.5 million and $12.9 million in 2011, 2010 and 2009, respectively.

(d) Funding Commitment

In 2011, TRH entered into an agreement with a non-U.S. reinsurer to purchase $25 million of preferred stock in the reinsurer in 2012.

19. Employee Retention Plans

In June 2011, TRH offered retention agreements to key officers and employees (the “2011 Retention Plan”). Approximately $29 million of compensation offered consisted of stock-based compensation, which will vest equally on September 30, 2012 and December 31, 2013, subject to the recipients’ continued employment with TRH on those dates, among other things. As of December 31, 2011, no stock-based compensation has yet been granted and therefore no expense has been recorded related to these agreements. The remainder of the program provides for cash awards aggregating $11 million payable on December 31, 2012, subject to the recipients’ continued employment with TRH through December 31, 2012, among other things. Retention agreements with Alleghany will replace the 2011 Retention Plan related to the stock-based retention agreements with substantially similar vesting terms and will generally become effective after the completion of the Alleghany Merger.

$2 million of expenses related to cash awards under the 2011 Retention Plan were incurred in 2011 and are included mainly in other underwriting expenses. Expenses related to the 2011 Retention Plan will be incurred ratably through the vesting periods, with the majority of the remaining expenses expected to be recorded in 2012 and the balance recorded in 2013.

In October 2008, TRH adopted a retention program (the “2008 Retention Plan”) covering a significant number of its employees, including its senior-most management. Salary expenses incurred related to the 2008 Retention Plan totaled nil in 2011 and 2010 and approximately $20 million in 2009.

20. Quarterly Financial Information (Unaudited)

The following is a summary of unaudited quarterly financial data for each of the years ended December 31, 2011 and 2010. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair statement of the results of operations for such periods have been made.

	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2011(1)	2010	2011	2010	2011	2010	2011	2010
	(in thousands, except per share data)
Net premiums written	$1,043,824	$1,026,299	$996,648	$947,589	$955,672	$1,007,030	$863,423	$900,775
Net premiums earned	956,829	992,595	954,929	973,752	945,757	958,291	961,947	933,982
Net investment income	106,840	112,610	119,508	115,774	117,948	123,840	113,262	121,323
Realized net capital gains (losses)	55,412	(1,889)	(766)	8,277	13,225	10,567	20,729	13,146
Total expenses	1,438,664	1,084,236	978,934	967,208	973,515	928,549	1,187,995	909,372
Net (loss) income	(190,152)	15,875	80,882	110,510	67,534	134,056	(57,483)	141,760
Net (loss) income per common share:
Basic	(3.05)	0.24	1.29	1.72	1.08	2.11	(0.98)	2.26
Diluted	(3.05)	0.24	1.28	1.70	1.06	2.08	(0.98)	2.22

(1)	As the impact of potential shares for the three months ended March 31, 2011 and December 31, 2011 is anti-dilutive (i.e., reduces the net loss per common share), potential shares are not included in the diluted net loss per common share calculation.

Item 9.

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

FINANCIAL DISCLOSURE

There have been no changes in nor any disagreements with accountants on accounting and financial disclosure within the twenty-four months ended December 31, 2011.

Item 9A.

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

CONTROLS AND PROCEDURES

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

As of the end of the period covered by this report, an evaluation was carried out by TRH’s management, with the participation of TRH’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of TRH’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934). Based upon that evaluation, TRH’s Chief Executive Officer and Chief Financial Officer concluded that these disclosure controls and procedures were effective as of the end of the period covered by this report. In addition, no change in TRH’s internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934) occurred during the fourth quarter of TRH’s fiscal year ended December 31, 2011 that has materially affected, or is reasonably likely to materially affect, TRH’s internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

Management of TRH is responsible for establishing and maintaining adequate internal control over financial reporting. TRH’s internal control over financial reporting is a process designed under the supervision of TRH’s principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of TRH’s financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.

As of the end of TRH’s 2011 fiscal year, management conducted an assessment of the effectiveness of TRH’s internal control over financial reporting based on the framework established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management has concluded that TRH’s internal control over financial reporting as of December 31, 2011 is effective.

TRH’s internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of TRH; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of TRH’s assets that could have a material effect on TRH’s financial statements.

The effectiveness of TRH’s internal control over financial reporting as of December 31, 2011 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report included herein, which expresses an unqualified opinion on the effectiveness of TRH’s internal control over financial reporting as of December 31, 2011.

SCHEDULE I

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

SUMMARY OF INVESTMENTS—OTHER THAN INVESTMENTS IN RELATED PARTIES

As of December 31, 2011

Type of Investment	Cost or Amortized Cost(1)	Fair Value	Amount at Which Shown in the Balance Sheet
	(in thousands)
Fixed maturities:
U.S. Government	$23,992	$28,454	$28,454
U.S. Government agencies	1,114,004	1,135,984	1,135,984
States, municipalities and political subdivisions	5,443,762	5,784,488	5,784,488
Foreign governments	832,243	866,438	866,438
U.S. corporate	2,259,652	2,313,719	2,313,719
Foreign corporate	1,834,546	1,876,377	1,876,377
Asset-backed:
Residential mortgage-backed	243,868	197,907	197,907
Commercial mortgage-backed	229,072	235,573	235,573
Other asset-backed	63,497	64,589	64,589

Total fixed maturities	12,044,636	12,503,529	12,503,529

Equities:
Common stocks:
Public utilities	22,604	25,820	25,820
Banking and financial	83,434	73,296	73,296
All other	449,875	480,208	480,208

Total common stocks	555,913	579,324	579,324
Nonredeemable preferred stocks	7,000	7,000	7,000

Total equities	562,913	586,324	586,324

Other invested assets	256,315	266,185	266,185
Short-term investments	63,661	63,661	63,661

Total investments	$12,927,525	$13,419,699	$13,419,699

(1)	Investments in fixed maturities are shown at amortized cost.

SCHEDULE II

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

BALANCE SHEETS

(Parent Company Only)

As of December 31, 2011 and 2010

	2011	2010
	(in thousands, except share data)
Assets:
Fixed maturities available for sale, at fair value (amortized cost: 2011—$163,485; 2010—$146,103)	$165,524	$147,652
Short-term investments, at cost (approximates fair value)	2,777	50,207
Cash and cash equivalents	878	52,202
Investment in subsidiaries	4,822,038	4,915,380
Dividends due from subsidiaries	—	100,000
Other assets	97,696	62,729

Total assets	$5,088,913	$5,328,170

Liabilities:
Dividends payable	$—	$13,200
Senior notes	1,005,960	1,030,511

Total liabilities	1,005,960	1,043,711

Stockholders’ equity:
Preferred stock	—	—
Common stock	67,855	67,611
Additional paid-in capital	340,151	318,064
Accumulated other comprehensive income	330,946	154,615
Retained earnings	3,850,218	3,988,891
Treasury stock, at cost: 2011—10,466,671; 2010—5,362,800 shares of common stock	(506,217)	(244,722)

Total stockholders’ equity	4,082,953	4,284,459

Total liabilities and stockholders’ equity	$5,088,913	$5,328,170

See Notes to Condensed Financial Information of Registrant (Parent Company Only)

STATEMENTS OF OPERATIONS

(Parent Company Only)

For the Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(in thousands)
Revenues:
Net investment income (principally dividends from subsidiary)	$406,863	$304,959	$151,907
Realized net capital losses	(225)	(3,232)	(3,941)
(Loss) gain on early extinguishment of debt	(1,179)	(115)	9,869
Equity in undistributed (loss) income of subsidiaries	(314,140)	159,756	366,066

Total revenues	91,319	461,368	523,901

Expenses:
Operating expenses	158,928	22,496	19,707
Interest on senior notes	66,769	68,272	43,454

Total expenses	225,697	90,768	63,161

(Loss) income before income taxes	(134,378)	370,600	460,740

Income tax benefits:
Current	(48,148)	(25,933)	(14,309)
Deferred	12,989	(5,668)	(2,613)

Total income tax benefits	(35,159)	(31,601)	(16,922)

Net (loss) income	$(99,219)	$402,201	$477,662

See Notes to Condensed Financial Information of Registrant (Parent Company Only)

STATEMENTS OF CASH FLOWS

(Parent Company Only)

For the Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(99,219)	$402,201	$477,662

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in undistributed loss (income) of subsidiaries	314,140	(159,756)	(366,066)
Change in dividend due from subsidiary	100,000	(70,000)	(30,000)
Other, net	(25,845)	11,707	(2,911)

Total adjustments	388,295	(218,049)	(398,977)

Net cash provided by operating activities	289,076	184,152	78,685

Cash flows from investing activities:
Proceeds of fixed maturities sold or matured	344,842	23,923	14,319
Purchase of fixed maturities	(361,664)	(135,406)	(35,513)
Net sale (purchase) of short-term investments	47,453	267,048	(319,989)
Other, net	(26,927)	(13,933)	(5,300)

Net cash provided by (used in) investing activities	3,704	141,632	(346,483)

Cash flows from financing activities:
Dividends to stockholders	(52,652)	(52,611)	(51,780)
Common stock issued	(5,749)	(43)	1,579
Acquisition of treasury stock	(261,495)	(219,734)	(3,069)
Repurchase of senior notes	(26,110)	(3,105)	(19,612)
Net proceeds from issuance of senior notes	—	—	336,929
Other, net	1,902	1,911	(187)

Net cash (used in) provided by financing activities	(344,104)	(273,582)	263,860

Change in cash and cash equivalents	(51,324)	52,202	(3,938)
Cash and cash equivalents, beginning of year	52,202	—	3,938

Cash and cash equivalents, end of year	$878	$52,202	$—

Notes to Condensed Financial Information of Registrant (Parent Company Only)

(1)	The condensed financial information of registrant should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements included elsewhere herein.

(2)	Investment in subsidiaries is accounted for on the equity method.

(3)	See Note 8 of Notes to Consolidated Financial Statements for a discussion of the senior notes.

(4)	Dividends received from consolidated subsidiaries totaled $500.0 million, $231.5 million and $121.5 million in 2011, 2010 and 2009, respectively.

(5)	The Company’s cash and cash equivalents and short-term investments are available for liquidity needs in 2012.

(6)	See Note 3 of Notes to Consolidated Financial Statements for a discussion of the merger agreement with Alleghany Corporation, the terminated merger agreement with Allied World Assurance Holdings, AG and merger-related expenses.

SCHEDULE III

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

SUPPLEMENTARY INSURANCE INFORMATION

As of December 31, 2011, 2010 and 2009 and for the Years Then Ended

	Deferred Policy Acquisition Costs	Unpaid Losses and Loss Adjustment Expenses	Unearned Premiums	Net Premiums Earned	Net Investment Income	Net Losses and Loss Adjustment Expenses	Net Commissions and Change in Deferred Policy Acquisition Costs	Other Underwriting Expenses	Net Premiums Written
	(in thousands)
2011
Property-Casualty
Domestic	$113,398	$5,799,455	$596,844	$1,859,820	$291,560	$1,239,325	$429,799	$92,280	$1,873,330
International:
Europe	85,221	3,025,150	368,537	1,340,232	122,259	1,129,926	310,651	52,847	1,408,520
Other	52,091	704,398	211,944	619,410	43,739	887,150	180,152	27,205	577,717

Consolidated	$250,710	$9,529,003	$1,177,325	$3,819,462	$457,558	$3,256,401	$920,602	$172,332	$3,859,567

2010
Property-Casualty
Domestic	$109,827	$5,379,987	$592,269	$1,966,543	$320,469	$1,318,584	$465,641	$99,428	$1,949,520
International:
Europe	62,787	2,780,704	300,009	1,337,360	113,337	983,250	289,467	52,509	1,362,067
Other	65,682	859,919	320,257	554,717	39,741	379,940	174,814	25,687	570,106

Consolidated	$238,296	$9,020,610	$1,212,535	$3,858,620	$473,547	$2,681,774	$929,922	$177,624	$3,881,693

2009
Property-Casualty
Domestic	$120,061	$5,116,056	$600,247	$2,064,778	$309,747	$1,364,082	$478,448	$86,802	$2,051,053
International:
Europe	58,613	2,763,482	302,263	1,419,888	120,685	1,055,313	311,848	47,362	1,382,426
Other	58,792	729,567	285,016	554,416	36,970	259,776	150,028	24,017	552,622

Consolidated	$237,466	$8,609,105	$1,187,526	$4,039,082	$467,402	$2,679,171	$940,324	$158,181	$3,986,101

SCHEDULE IV

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

REINSURANCE

For the Years Ended December 31, 2011, 2010 and 2009

	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
	(dollars in thousands)
2011
Premiums written:
Property-Casualty	$—	$175,233	$4,034,800	$3,859,567	105%
2010
Premiums written:
Property-Casualty	—	$251,238	$4,132,931	$3,881,693	106%
2009
Premiums written:
Property-Casualty	—	$217,676	$4,203,777	$3,986,101	105%

SCHEDULE VI

TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION CONCERNING

PROPERTY/CASUALTY INSURANCE OPERATIONS

As of December 31, 2011, 2010 and 2009 and For the Years Then Ended

	Deferred Acquisition Policy Costs	Unpaid Losses and Loss Adjustment Expenses	Discount if any Deducted	Unearned Premiums	Net Premiums Earned	Net Investment Income	Net Losses and Loss Adjustment Expenses Related to Current Year	Net Losses and Loss Adjustment Expenses Related to Prior Years	Net Commissions and Change in Deferred Policy Acquisition Costs	Net Paid Losses and Loss Adjustment Expenses	Net Premiums Written
	(in thousands)
2011	$250,710	$9,529,003	$—	$1,177,325	$3,819,462	$457,558	$3,378,405	$(122,004)	$920,602	$2,425,638	$3,859,567
2010	238,296	9,020,610	—	1,212,535	3,858,620	473,547	2,738,733	(56,959)	929,922	2,207,474	3,881,693
2009	237,466	8,609,105	—	1,187,526	4,039,082	467,402	2,718,119	(38,948)	940,324	2,421,008	3,986,101